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                                                                   Exhibit 10.80

                        ASSET PURCHASE AND SALE AGREEMENT

                                     between

                     WILLIAMS REFINING & MARKETING, L.L.C.,
         WILLIAMS GENERATING MEMPHIS, L.L.C., WILLIAMS MEMPHIS TERMINAL,
                                      INC.,
                  WILLIAMS PETROLEUM PIPELINE SYSTEMS, INC. AND
                        WILLIAMS MID-SOUTH PIPELINES, LLC

                                     Sellers

                                       and

                          THE WILLIAMS COMPANIES, INC.,

                               Sellers' Guarantor

                                       and

                        THE PREMCOR REFINING GROUP, INC.

                                    Purchaser

                                       and

                                  PREMCOR INC.

                              Purchaser's Guarantor

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                        ASSET PURCHASE AND SALE AGREEMENT

         This Asset Purchase and Sale Agreement (the "Agreement") is made and entered into as of the 25th day of November, 2002, by and among Williams Refining & Marketing, L.L.C. ("Refining"), Williams Generating Memphis, L.L.C. ("Generating"), Williams Memphis Terminal, Inc. ("Terminal"), Williams Petroleum Pipeline Systems, Inc. ("Pipeline"), Williams Mid-South Pipelines, LLC ("Mid-South"), and The Williams Companies ("Sellers' Guarantor") and Premcor Refining Group, Inc., a Delaware corporation ("Purchaser") and Premcor Inc., a Delaware corporation ("Purchaser's Guarantor"). Any reference in the Agreement to "Sellers" shall mean either all or each of Refining, Generating, Terminal, Pipeline and/or Mid-South, whichever currently owns the Assets referred to or relevant in the particular context.

                                    RECITALS

         A. Sellers own refining and marketing assets located in and around Memphis, Tennessee, which consist of a light sweet crude refinery, commonly known as the Memphis Refinery (the "Refinery"), and other related storage, terminal, pipeline, supply, distribution and logistics assets and include crude oil storage facilities at St. James and Sugarland, Louisiana and the peaking power plant owned by Sellers' Affiliate and located adjacent to the Refinery. The business and Operations conducted by the Sellers are sometimes referred to in this Agreement as the "Business."

         B. Sellers desire to sell or cause the sale and Purchaser desires to buy the Assets, as hereinafter defined.

         C. Purchaser, Sellers, Purchaser's Guarantor and Sellers' Guarantor (the "Parties") desire to evidence their agreement to the terms and conditions of the purchase and sale of the Assets as set forth in this Agreement.

         In consideration of the recitals and the representations, warranties and covenants set forth in this Agreement and the agreements contemplated hereby, the Parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning specified below:

         "Affiliate" means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise.

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         "Agreement" means this Asset Purchase and Sale Agreement, as amended, supplemented or modified from time to time in accordance with the express terms hereof.

         "Applicable Law" means any applicable statute, law, ordinance, rule or regulation, including Environmental Law.

         "Assets" means the Improvements, the Contracts, the Equipment, the Real Property, the Williams Feedstock Inventory, the Williams Product Inventory, the Williams Other Inventory, Prepaid Expenses and Deposits, Records and the Williams Other Assets, but shall exclude (i) the Excluded Assets and (ii) all of those assets now owned by Sellers or hereafter acquired by Sellers and which are transferred, used or otherwise disposed of prior to Closing in the ordinary course of business.

         "Base Purchase Price" has the meaning specified in Section 2.2.

         "Base Rate" shall mean the lesser of (i) the per annum rate of interest calculated on a daily basis using the 3-month Treasury Bill rate published in the Wall Street Journal for the applicable day (with the rate for any day for which such rate is not published being the rate most recently published) plus two hundred (200) basis points; and (ii) the maximum nonusurious rate of interest permitted by Applicable Law, such Base Rate to be adjusted automatically as and to the extent that either (i) or (ii) immediately above changes from time to time.

         "Business" has the meaning specified in the Recitals to this Agreement.

         "Business Employee" has the meaning specified in Section 6.9(a) of this Agreement.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.

         "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List.

         "Claim" has the meaning specified in Section 9.1.

         "Closing" means the consummation of the purchase and sale of the Assets contemplated by this Agreement.

         "Closing Date" has the meaning specified in Section 3.1.

         "Closing Purchase Price" has the meaning specified in Section 2.2.

         "Code" means the Internal Revenue Code of 1986, as amended.

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         "Contracts" means all commercial contracts and agreements (including
Material Contracts) relating to the Assets, the Business or the Operations and to which a Seller is a party.

         "Confidentiality Agreement" means the letter agreement dated July 10, 2002, between Purchaser or Purchaser's Affiliate and Sellers or Sellers' Affiliate relating to the furnishing of information to Purchaser in connection with Purchaser's evaluation of the possibility of the transactions contemplated in this Agreement.

         "CPA Firm" has the meaning specified in Section 2.4(c).

         "Deductible" has the meaning specified in Section 9.3(b).

         "Disclosure Schedule" means the Disclosure Schedule attached hereto and any documents listed on such Disclosure Schedule and expressly incorporated therein by reference.

         "Dispute" has the meaning specified in Section 11.1.

         "Effective Time" means 12:0 1 a.m. Central time on the day of the Closing Date.

         "Environmental Law" means any applicable federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, common law, injunction or other authorization in effect on the date hereof or at a previous time relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the natural environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works or land; (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials; or (c) otherwise relating to the pollution of the environment, solid waste handling treatment or disposal, protection of environmentally sensitive areas or protection of human health, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act, 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Clean Water Act, 33 U.S ..C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S .C. Section 300F et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., and any other federal, state and local legal requirements relating to: (i) a Release or the containment, removal, remediation, response, cleanup or abatement of a Hazardous Substance; (ii) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, or transportation of a Hazardous Substance; (iii) exposure of persons, including employees, to a Hazardous Substance; (iv) occupational safety or health matters; and (v) the physical structure or condition of a building, facility, fixture or other structure, including, without limitation, those relating to the management, use, storage, disposal, cleanup or removal of asbestos, asbestos-containing materials, polychlorinated biphenyls or any other Hazardous Substance.

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         "Environmental Permit" shall mean any approval, registration, authorization, certificate, certificate of occupancy, consent, license, order, permit, variance or other similar authorization of any government agency required by Environmental Laws in effect on or prior to the Closing for the ownership, use or operation of the Assets.

         "Equipment" means all furniture, furnishings, fittings, equipment, machinery, apparatus, tanks, pumping stations, sewers, appliances, trucks, automobiles, other vehicles, signs and other articles of tangible personal property owned or leased by Sellers of every kind whatsoever and wherever located and used in the operation of the Assets, except all property owned by Sellers or their Affiliates located in Tulsa, Oklahoma.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Assets" means (i) all of the cash, deposits and bank accounts of Sellers; (ii) all accounts receivable owed to Sellers by reason of deliveries made by Sellers or their Affiliates or on account Of the Assets prior to the Effective Time; (iii) the financial books and records of Sellers and the personnel, employment and other records of Sellers as to their former employees other than the Refinery Records; (iv) any claims or other rights to receive monies arising prior to or after the date of execution hereof which Sellers or their Affiliates have or may have which are attributable to its ownership of the Assets prior to the Effective Time; (v) all Sellers minute books and similar materials related to maintenance of Sellers records other than the Refinery Records; (vi) all Williams Marks and all Intellectual Property not transferred as a Contract or by Article VI of this Agreement; and (vii) all of Sellers' or their Affiliates' assets and property not expressly included in the definition of Assets.

         "Financing Commitments" has the meaning set forth in Section 5.1(i).

         "GAAP" means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor), consistently applied.

         "Governmental Action" means any authorization, application, approval, consent, exemption, filing, license, notice, registration, permit or other requirement of, to or with any Governmental Authority.

         "Governmental Authority" means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over Sellers or Purchaser, as the case may be, or any of its properties or assets.

         "Guarantor Common Stock" has the meaning specified in Section 2.5.

         "Hazardous Material" means (a) any "hazardous substance," as defined by CERCLA; (b) any "hazardous waste" or "solid waste," in either case as defined by RCRA; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any radioactive material, including any naturally

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occurring radioactive material, and any source, special or byproduct material
(as defined in 42 U.S.C. ss.ss. 2011 et seq., and any amendments or authorizations thereof); (e) any asbestos-containing materials in a friable condition; (f) any polychlorinated biphenyls in any form or condition; or (g) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof defined as hazardous materials under (a), (b) or (c) above.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Improvements" means any and all buildings, processing facilities, tanks, pipelines, utilities or other improvements attached or affixed to the Real Property.

         "Indemnified Person" has the meaning specified in Section 9.1.

         "Indemnifying Party" has the meaning specified in Section 9.1.

         "Intellectual Property" means any and all patents and patent rights and any applications for same, trade secrets, trademarks (both registered and unregistered), trade names, copyrights (including software licenses), proprietary and technical information, supplier lists and other supplier information, customer lists and other customer information, price lists, advertising and promotional materials, field performance data, research materials, other proprietary intangibles, databases, processes, technical know-how, business and product know-how, engineering and other drawings, designs, plans, methods, engineering and manufacturing specifications, technology, inventions, processes, methods, formulas, procedures, sales history, model numbers, literature and phone numbers, and operating and quality control manuals and data directly relating to Sellers' assets and used exclusively in the Business and which are material thereto.

         "Inventory" means the Williams Feedstock Inventory and the Williams Product Inventory.

         "Knowledge" (whether or not capitalized) means (a) with respect to a natural Person, the actual knowledge of that Person, and (b) with respect to a Person which is a business entity, the actual knowledge of each of the executive officers of such entity, except in the case of the Sellers, with respect to which it means the actual knowledge of the following-named employees of Sellers or Sellers' Affiliates:. Ralph Hill, Randy Newcomer, Susan Krienen, Nelson Christian, Jeff Thompson, Thomas Germany, Dale Morris, Charles Sanders, Travis Thymes, Terry Fletcher, Dawn Shanahan, and John Yeager.

         "Late Payment Rate" shall mean the lesser of (i) the Base Rate, plus five hundred (500) basis points per annum, or (ii) the maximum rate of interest permitted by Applicable Law, such rate to be adjusted automatically as and to the extent that either (i) or (ii) immediately above changes from time to time.

         "Leases and Easements" shall mean, collectively, those real property leases and easements described on the Disclosure Schedule.

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         "Leased Real Property" means each parcel of real property leased or subleased to the Sellers.

         "Lien" means any lien, mortgage, security interest, pledge, restriction, burden, encumbrance, rights of a vendor under any title retention, or conditional sale or lease agreement or other arrangement substantially equivalent thereto.

         "Material Adverse Effect" means (a) when used with respect to Sellers, a result or consequence that (i) would materially adversely affect the condition (financial or otherwise) of the Assets, taken as a whole, or the Business, taken as a whole, (ii) would materially impair the ability of Sellers to own, hold, develop and operate their Assets, or (iii) would materially impair Sellers' ability to perform its obligations hereunder or consummate the transactions contemplated hereby; and (b) when used with respect to Purchaser, a result or consequence that would impair Purchaser's ability to perform its obligations hereunder or consummate the transactions contemplated hereby; provided, however with respect to both (a) and (b), a Material Adverse Effect shall not include an adverse effect arising from matters that generally affect the economy or the industry in which the relevant party is engaged.

         "Material Contracts" means any written or oral agreement, contract, commitment or understanding to which Sellers is a party that either (a) involves in excess of $1,000,000 per year, or (b) is necessary for Sellers to carry on the Business as it is presently being conducted other than contracts relating to employee benefit plans.

         "Operations" means those activities conducted by Sellers prior to the Closing Date utilizing the Assets.

         "OSHA" means the Occupational Safety and Health Act of 1970, as amended.

         "Owned Real Property" means each parcel of real property fee title to which is owned by Sellers.

         "Parties" has the meaning specified in the Recitals of this Agreement.

         "Permits" means the permits, licenses, variances, exemptions, orders, franchises, approvals, consents, registrations and authorizations of all Governmental Authorities necessary for the lawful conduct of the Business conducted by Sellers or the lawful ownership, use and operation of the Assets.

         "Permitted Liens" means shall mean any Liens that (a) do not result in a Material Adverse Effect on Purchaser, (b) are listed on the Disclosure Schedule, or (c) that are of record provided, however, that unless Purchaser has expressly agreed herein to assume liability for a specific indebtedness, Permitted Liens shall not include any indebtedness, whether or not of record, which exists to Sellers' knowledge and is not disclosed to Purchaser.

         "Person" (whether or not capitalized) means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability

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company, trust, bank, trust company, business trust or other entity or organization, whether or not a Governmental Authority.

         "Purchase Price" has the meaning specified in Section 2.2.

         "Purchaser" has the meaning specified in the introductory paragraph of this Agreement.

         "Purchaser Claims" has the meaning specified in Section 9.3(b).

         "Purchaser's Employee" has the meaning specified in Section
6.9(c)(iii).

         "Purchaser's Guarantor" has the meaning specified in the introductory paragraph of this Agreement.

         "Purchaser Representative" means any director, officer, employee, agent,~ advisor (including legal, accounting and financial advisors), Affiliate or other representative or agent authorized to act on behalf of Purchaser.

         "RCRA" means the Resource Conservation and Recovery Act, as amended, or any successor statutes or regulations promulgated thereunder.

         "Real Property" shall mean the Owned Real Property and the Leased Real Property.

         "Records" means Sellers' books and records, in any form or media, operational, maintenance, construction, environmental and technical records exclusively used in connection with the Business or Assets up to the Effective Time. For the avoidance of doubt, Records specifically excludes (i) any of the Sellers' business plans, strategies and financial records which address or reflect activities outside of the Business; (ii) any of Sellers' minute books and records, tax returns or other materials which do not pertain to the Assets or ongoing day-to-day operation of the Operations and (iii) medical or other records for which the Purchaser's Employee's written consent to the release of such record is not obtained.

         "Refinery" has the meaning specified in the Recitals of this Agreement.

         "Related Persons" (whether or not capitalized) has the meaning specified in Section 9.1.

         "Release" shall mean any spilling, leaking, seeping, pumping, pouring, emitting, emptying, injecting, discharging, escaping, leaching, dumping, disposing or releasing of a Hazardous Substance into the environment (including the air, soil, surface water, groundwater, sewer, septic system, or waste treatment, storage, or disposal systems) of any kind whatsoever, including, but not limited to, the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing a Hazardous Substance. Migration after the Closing from a Release that occurred prior to the Closing shall not be considered a new Release for purposes of this Agreement.

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         "Responsible Officer" means, with respect to any Party, the Chairman, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer or any Vice President of such Party.

         "Sellers" has the meaning specified in the introductory paragraph of this Agreement.

         "Sellers' Employee" has the meaning specified in Section 6.9(d)(v).

         "Sellers' Guarantor" has the meaning specified in the introductory paragraph of this Agreement.

         "Sellers Representative" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative or agent authorized to act on behalf of Sellers.

         "Taxes" means taxes of any kind, levies or other like assessments, customs, duties, or imposts, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any Tax Return or report.

         "Third-Party Consent" means the consent or approval of any Person other than Sellers, Purchaser, Purchaser's Guarantor, Sellers' Guarantor or any Governmental Authority.

         "Transition Services Agreement" means the form of agreement attached as Exhibit A pursuant to which Sellers or their Affiliates agree to provide certain services to Purchaser subsequent to the Closing.

         "Williams Feedstock Inventory" means crude oil and intermediate petroleum products (including gas-oil/FCC feed, alkylate, butanes, naphtha, iso-butanes, isomerates, FCC gasoline, reformate, slurry/No. 6 oil) owned and/or paid for (including pre-pays) by Sellers and located on Real Property and/or in pipelines, barges, terminals, tank cars or tank trucks of third parties or Sellers, including crude oil and intermediate petroleum products located in Refinery process units, piping located on Real Property, Leases and Easements, linefill, volumes in transit, positive net exchange volumes owed to Sellers and tank bottoms but excluding water, sediment and sludge.

         "Williams Other Assets" shall mean any and all Intangible Property, Contracts which are transferred to Purchaser hereunder, Leases and Easements, Permits which are transferred to Purchaser hereunder, and Intellectual Property or licenses therefor, the membership interests in the peaking power plant entities of Williams Generating Memphis, L.L.C. and Williams Power Marketing, LLC, and all other assets owned by Sellers and located in or on the Real Property and not an Excluded Asset.

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         "Williams Other Inventory" means the catalysts, chemicals, additives, spare parts, store stocks and supplies owned by Sellers of every kind whatsoever located at the Refinery or on the Real Property.

         "Williams Product Inventory" means refined petroleum products (including propane and propane/propylene mix) intended for sale which are owned and/or paid for (including pre-pays) by Sellers and located on Real Property and/or in pipelines, barges, terminals, tank cars or tank trucks of third parties or Sellers, including refined petroleum products located in Refinery process units, piping on Real Property, Leases and Easements, linefill, positive net exchange volumes owed to Sellers, volumes in transit and tank bottoms but excluding water, sediment and sludge.

         "Williams Marks" has the meaning set forth in Section 6.12.

         1.2      Other Definitional Provisions.

                  (a) All references in this Agreement to Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. References in a Section of this Agreement to any Disclosure Schedule shall refer to (i) that section of the Disclosure Schedule which corresponds to the number of such Section, and (ii) any other section or schedule of the Disclosure Schedules which contains information or disclosures that reasonably relate to the substance of such Section. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

                  (b) Exhibits and Schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

                  (c) The words "this Agreement," "herein," "hereby," "hereunder" and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Article," "this Section" and "this subsection," and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means including without limitation.

                  (d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

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                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

         2.1 Purchase and Sale of Assets. At the Closing, Purchaser shall purchase from Sellers, and Sellers shall sell to Purchaser, the Assets on the terms and subject to the conditions set forth in this Agreement.

         2.2 Purchase Price.

                  (a) The consideration for the purchase of the Assets is the cash sum of U.S. $315,000,000 less the adjustment described in Section 2.3 (the "Base Purchase Price"), plus the value of the Inventory of Sellers at the Effective Time (not including that Inventory located in the Refinery process units and related piping) calculated as set forth in Section 2.4 below (together with the Base Purchase Price, the "Purchase Price").

                  (b) The amount to be paid by Purchaser at Closing shall be the Base Purchase Price plus an amount equal to an estimate of the value of the Inventory of Sellers (not including Inventory located in the Refinery process units and related piping) calculated as set forth in Section 2.4 (the "Closing Purchase Price").

         2.3 Adjustment to Base Purchase Price. The Base Purchase Price shall be reduced by the actual reasonable out-of-pocket costs incurred by Purchaser in connection with obtaining the Financing Commitments, which costs shall include commitment fees, takedown fees, ticking fees and related expenses; provided, however, that in no event shall the adjustment to the Base Purchase Price described in this Section 2.3 exceed an aggregate of $5,000,000.

         2.4 Inventory Estimate; Final Inventory Amounts.

                  (a) The value of the Inventory at the Effective Time to be included in the Closing Purchase Price ("Inventory Estimate") shall be estimated by Sellers and provided to Purchaser at least five (5) business days before the Closing Date using the method of determination as described on the Disclosure Schedule. Not later than 10 days after the Closing, the actual value of the Inventory at the Effective Time to be included as part of the Purchase Price shall be calculated pursuant to the method of determination as described on the Disclosure Schedule.

                  (b) Not later than 5 days after the Inventory adjustments have become the Final Inventory Amounts, Sellers or Purchaser, as the case may be, shall make a payment plus interest with respect to the Purchase Price based on any differences between the Inventory Estimate and the Final Inventory Amounts. The interest at the Late Payment Rate shall be calculated for the period from the Closing Date to the payment date.

                  (c) If Purchaser disagrees with the Sellers' proposed Inventory adjustment, it may, within ten (10) days after its receipt thereof, deliver a notice to the Sellers disagreeing with

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such calculation and setting forth its calculation of such amount ("Objection").
If Purchaser does not timely deliver an Objection, the Sellers' proposed Inventory adjustment shall be deemed final (the "Final Inventory Amounts'). If the Purchaser timely delivers an Objection, the Sellers shall then have ten (10) days from the date of receipt to review and respond to the Objection (the
"Review Period"). The Sellers and the Purchaser shall use their respective commercially reasonable best efforts to reach agreement on the disputed items or amounts.

                  If the Purchaser and Sellers are unable to resolve their disagreements over the Inventory adjustments within ten (10) days following the expiration of the Review Period, the dispute shall be resolved by the accounting firm of KPMG LLP ("CPA Firm"). The CPA Firm shall promptly review this Agreement and the disputed items or amounts subject to any scope that the Parties jointly agree upon. The Purchaser and Sellers shall make readily available to the CPA Firm all books and records relating to the Inventory volumes and price calculation and any other items reasonably requested by the CPA Firm. In resolving the dispute, the CPA Firm shall consider only those items or amounts on which the Parties have disagreed.

                  The CPA Firm shall deliver to the Parties, as promptly as practicable, a report resolving the disputed Inventory adjustments. Such report shall be final and binding upon each Party. When received by the Parties the Inventory adjustments determined in the report shall be deemed the Final Inventory Amounts. The cost of such review and report shall be borne equally by Sellers and Purchaser. Neither Purchaser nor Sellers has retained the CPA Firm during the past two years, and neither Party will retain the CPA Firm at any time while the CPA Firm is reviewing the disputed Inventory adjustments in accordance with this Section 2.4(c).

         2.5      Method of Payment; Allocation of Purchase Price.

                  (a) All amounts to be disbursed at or, pursuant to the terms of this Agreement, prior to the Closing or paid after Closing based on adjustments, shall be made in immediately available U.S. funds, by wire transfer to a U.S. bank account designated by Sellers.

                  However, if Purchaser notifies Sellers that the condition to Purchaser's obligation to Close set forth in Section 7.2(e) of this Agreement has not been met to the extent necessary to finance the full amount of the Purchase Price in cash, Sellers may (but shall not be obligated to), within five
(5) business days following receipt of such notice, elect to notify Purchaser in writing that Sellers will, in lieu of cash, accept shares of the common stock of Purchaser's Guarantor ("Guarantor Common Stock") valued, as set forth below, in the amount of up to $100,000,000 to be applied toward the Base Purchase Price.

                  If Sellers elect to accept shares of Guarantor Common Stock as part of the Purchase Price, such shares shall be valued at the lesser of (i) $15.00 per share less the amount of four and one-half percent (4.5%) representing a customary underwriting spread in a public offering of comparable equity securities, or (ii) the amount of the net proceeds per share (net of underwriting discounts) received by Purchaser's Guarantor in the event that it effects a public offering of Guarantor Common Stock prior to Closing of an amount less than the size contemplated by the Purchaser's Guarantor as necessary to enable Purchaser to pay the full amount of the Purchase Price entirely in cash. In such event, at Closing, Purchaser's Guarantor will issue a certificate to Sellers or its designee evidencing such shares and the balance of the Purchase Price shall be paid in cash by wire transfer. In the event that such shares are issued to Sellers as part of the Purchase Price, Sellers or its designee, as the case may be, shall have the registration rights provided in Article X below with respect to such shares.

                  (b) The Parties agree that $18,750,000 of the Purchase Price shall be allocated to the Riverside Terminal located at 1237 Riverside Drive in Memphis, Tennessee and its related dock facilities.

         2.6      Limited Assumption and Retention of Liabilities.

                  (a) Upon the condition that the Closing shall occur, Purchaser shall assume and agrees to discharge all liabilities relating to or arising from the ownership or operation of the Assets from and after the Effective Time and those additional liabilities and obligations specifically provided for herein including, but not limited to, all environmental liabilities and obligations covered by Purchaser's indemnity obligations under Article IX.

                  (b) Sellers shall retain and be liable for liabilities and obligations of Sellers related to or arising from the ownership or operation of the Assets prior to the Effective Time except:

                           (i)      environmental and other liabilities and
obligations expressly assumed by the Purchaser pursuant to this Agreement; and

                           (ii)     obligations arising after the Effective Time
to be performed after the Effective Time under Contracts, Leases and Easements and Permits that have been assigned to and assumed by Purchaser pursuant to this Agreement.

                                   ARTICLE III
                                     CLOSING

         3.1 Closing. The Closing will take place at the offices of Sellers or their attorneys in Tulsa, Oklahoma on March 1, 2003, or, if the conditions to Closing set forth in this Agreement have not been satisfied by such date, on the earlier of the first business day following the day on which all such conditions have been satisfied or waived or March 31, 2003, or at such other time and place as the Parties may mutually agree (the "Closing Date").

         3.2      Closing Obligations. At the Closing:

                  (a)      Sellers shall deliver to Purchaser:

                                    (i)     a properly executed and acknowledged
special warranty deed or deeds to the Owned Real Property, the Improvements thereon, and the appurtenances thereto, each such deed to be substantially in the form of Exhibit B, subject to any applicable requirements for a special warranty deed under applicable state law;

                                    (ii)    properly executed assignments of
Leases and Easements, Contracts and Permits to the extent such can be assigned;

                                    (iii)   duly executed and recordable, if
applicable, releases of all Liens (including those Permitted Liens set forth on Disclosure Schedule 4.6(c), but excluding all other Permitted Liens) affecting the Assets;

                                    (iv)    properly executed and acknowledged
general conveyances of all of the Assets for which no specific conveyance is clearly applicable;

                                    (v)     copies of resolutions of Sellers,
certified as being correct and complete and then in full force and effect, authorizing the execution of this Agreement and any other agreements and the consummation of the transactions contemplated under this Agreement and the other agreements contemplated hereby;

                                    (vi)    certificates of incumbency and
specimen signatures of the signatory officers of Sellers;

                                    (vii)   a certificate of existence and good
standing by the State of Delaware for each Sellers, and copies of Sellers' registration to do business in the State of Tennessee and any other states in which any Assets are located, as a foreign company;

                                    (viii)  such other certificates and
documents as may be called for under this Agreement or as Purchaser shall reasonably request;

                                    (ix)    a Transition Services Agreement in
the form of Exhibit A hereto executed on behalf of Sellers;

                                    (x)     the Environmental Insurance Policy
described in Section 6.11;

                                    (xi)    written opinion of in-house counsel
to Sellers, covering, in the aggregate, Sellers' due organization, valid existence and good standing as legal entities in Delaware, registration and good standing in Tennessee and any other states in which any Assets are located, and the due authorization, execution and delivery by Sellers of this Agreement, which opinion shall be substantially in the form attached hereto as Exhibit C; and

                                    (xii)   a certificate or certificates dated
the Closing Date and executed on behalf of Sellers by one of each of their Responsible Officers to the effect that Sellers' representations, warranties and covenants contained herein are true and correct as of the Closing Date (except to the extent set forth in such certificate) as if made on and as of the Closing Date.

                  (b)      Sellers' Guarantor shall deliver to Purchaser:

                                    (i)     a certificate or certificates dated
the Closing Date and executed on behalf of Sellers' Guarantor by one of its Responsible Officers to the effect that Sellers' Guarantor's representations, warranties and covenants contained herein are true and correct as of the Closing Date (except to the extent set forth in such certificate) as if made on and as of the Closing Date;

                                    (ii)    copies of resolutions of Sellers'
Guarantor's board of directors, certified as being correct and complete and then in full force and effect, authorizing the execution of this Agreement and the other agreements contemplated hereby, the Sellers' Guaranty, and the consummation of the transactions contemplated under this Agreement;

                                    (iii)   certificates of incumbency and
specimen signatures of the signatory officers of Sellers' Guarantor;

                                    (iv)    a certificate of existence and good
standing issued by the State of Delaware;

                                    (v)     such other certificates and
documents as may be called for under this Agreement or as Sellers shall reasonably request; and

                                    (vi)    the performance guaranty in the form
as specified in Exhibit D (the "Sellers' Guaranty").

                  (c)      Purchaser shall deliver to Sellers:

                                    (i)     the Closing Purchase Price, plus
payment for all costs related to the Audited Financial Statements as required by
Section 6.24 and the actions taken by Sellers at Purchaser's request as described in Section 6.2(n) of this Agreement, by wire transfer to the account designated by Sellers, in immediately available funds;

                                    (ii)    a certificate or certificates dated
the Closing Date and executed on behalf of Purchaser by one of its Responsible Officers to the effect that Purchaser's representations, warranties and covenants contained herein are true and correct as of the Closing Date (except to the extent set forth in such certificate) as if made on and as of the Closing Date;

                                    (iii)   copies of resolutions of the
Purchaser, certified as being correct and complete and then in full force and effect, authorizing the execution of this Agreement and any other agreements contemplated hereby, and the consummation of the transactions contemplated under this Agreement and the other agreements contemplated hereby;

                                    (iv)    certificates of incumbency and
specimen signatures of the signatory officers of Purchaser;

                                    (v)     certificate of existence and good
standing issued by the State of Delaware and a copy of Purchaser's certificate of registration to do business in the State of Tennessee and any other states in which any Assets are located, as a foreign company;

                                    (vi)    such other certificates and
documents as may be called for under this Agreement or as Sellers shall reasonably request;

                                    (vii)   written opinion of counsel to
Purchaser, covering, in the aggregate, Purchaser's due organization, valid existence and good standing as a corporation in Delaware, registration and good standing in Tennessee and any other states in which any Assets are located and the due authorization, execution and delivery by Purchaser of this Agreement, which opinion shall be in substantially the form attached hereto as Exhibit E; and

                                    (viii)  a Transition Services Agreement in
the form of Exhibit A hereto executed on behalf of Purchaser.

                  (d)      Purchaser's Guarantor shall deliver to Sellers:

                                    (i)     a certificate or certificates dated
the Closing Date and executed on behalf of Purchaser's Guarantor by one of its Responsible Officers to the effect that Purchaser's Guarantor's representations, warranties and covenants contained herein are true and correct as of the Closing Date (except to the extent set forth in such certificate) as if made on and as of the Closing Date;

                                    (ii)    copies of resolutions of Purchaser's
Guarantor's board of directors, certified as being correct and complete and then in full force and effect, authorizing the execution of this Agreement, the Purchaser's Guaranty, and the consummation of the transactions contemplated under this Agreement and the Purchaser's Guaranty;

                                    (iii)   certificates of incumbency and
specimen signatures of the signatory officers of Purchaser's Guarantor;

                                    (iv)    a certificate of existence and good
standing issued by the State of Delaware;

                                    (v)     such other certificates and
documents as may be called for under this Agreement or as Sellers shall reasonably request;

                                    (vi)    the guaranty as specified in Exhibit

F (the "Purchaser's Guaranty");

                                    (vii)   written opinion of counsel to
Purchaser's Guarantor, covering, in the aggregate, Purchaser Guarantor's due organization, valid existence and good standing as a corporation in Delaware, and the due authorization, execution and delivery by Purchaser's Guarantor of this Agreement and the Purchaser's Guaranty, and that upon the issuance of the Guarantor Common Stock, if any, in accordance with this Agreement, such Guarantor Common Stock will be duly authorized, validly issued, fully paid and non-assessable, which opinion shall be substantially in the form attached hereto as Exhibit G; and

                                    (vii)   a certificate for the Guarantor
Common Stock, if any, to be issued pursuant to Section 2.5.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLERS
                             AND SELLERS' GUARANTOR

         Sellers represent and warrant (except with regards to Section 4.18, which Section is only applicable to Sellers' Guarantor) to Purchaser to the Knowledge of Sellers, except with respect to Sections 4.1, 4.2, and 4.13 which shall not be limited to the Knowledge of Sellers, as follows:

         4.1 Organization and Standing. Each of the Sellers and Williams Power Marketing, LLC is a corporation or limited liability company, as indicated in the first paragraph of this Agreement, duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a corporation or limited liability company, as the case may be, in all jurisdictions where the nature of its properties or business requires it.

         4.2 Authority and Binding Obligations. Each of the Sellers has the power and authority to execute, deliver and perform its obligations under this Agreement and the other agreements contemplated hereby, as applicable. The execution, delivery, and performance of this Agreement and the other agreements contemplated hereby by Sellers:

                  (a) have been duly authorized by requisite company action; and

                  (b) do not conflict or result in a violation or breach of or result in the acceleration of rights, benefits or payments under the organizational documents of the Sellers.

Each of this Agreement and the other agreements contemplated hereby constitute a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         4.3      Consent; Non-Contravention.

                  (a) Except as otherwise set forth in the Disclosure Schedule and for the filing of a pre-merger notification report by Sellers under the HSR Act and the expiration or termination of the applicable waiting period thereunder, no consent, waiver, approval, order, authorization or other action by or filings with any Governmental Authority or other Person is required in connection with the execution, delivery and performance by Sellers of this Agreement or the other agreements contemplated hereby.

                  (b) Except as specified in the Disclosure Schedule, neither the execution and delivery of this Agreement or the other agreements contemplated hereby by Sellers, nor the consummation of the transactions contemplated hereby or thereby will violate or conflict with or result in the acceleration of rights, or benefits or payments under any agreement, instrument, statute, regulation, rule, order, writ, judgment or decree to which the Sellers are directly or indirectly a party or are directly or indirectly subject, except for such violations, conflicts and accelerations which will not (i) prevent or materially delay consummation of the transactions contemplated by this Agreement or the other agreements contemplated hereby, (ii) prevent Sellers from performing their obligations under this Agreement or the other agreements contemplated hereby, or (iii) result in a Material Adverse Effect.

         4.4 Litigation. Except as set forth in the Disclosure Schedule, there are no lawsuits or other proceedings pending or threatened against the Sellers, the Business or any of the Assets by or before any Governmental Authority which there is a reasonable probability of an adverse determination that would have a Material Adverse Effect.

         4.5 Contracts and Commitments. The Disclosure Schedule contains an accurate and complete list of each Material Contract which is not otherwise listed in the Leases and Easements sections of the Disclosure Schedule (the "Commitments"). Each Commitment is a legal, valid and binding obligation of the Sellers enforceable against Sellers in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as specified in the Disclosure Schedule, no Seller is in default under any of the Commitments where such default would result in a Material Adverse Effect. Except as specified in the Disclosure Schedule since the date of this Agreement, Sellers has not received written notice of cancellation or termination of any Commitment from any party thereto.

         4.6      Leases and Easements; Encumbrances.

                  (a) Except for Leases and Easements, the failure of which to possess or hold would not have a Material Adverse Effect, the Disclosure Schedule contains an accurate and complete list of Leases and Easements held by Sellers. All Leases and Easements are (i) legal, valid and binding obligations of the Sellers enforceable against the Sellers in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and
(ii) in full force and effect except as would not have a Material Adverse Effect. Except for matters that do not materially interfere with Sellers' rights, Sellers have peaceful and undisturbed possession under the Easements and Leases.

                  (b) All pipelines, pipelines easements, utility lines, utility easements and other easements, leaseholds and rights of way burdening any of the Real Property, except for such which would not have a Material Adverse Effect, are set forth on the Disclosure Schedule.

                  (c) The Real Property is also encumbered by the terms set forth on the Disclosure Schedule.

         4.7 Conditions of Improvements and Equipment. The Improvements, Equipment, Williams Other Inventory and other tangible property comprising the Assets are being sold "AS IS," "WHERE IS," WITHOUT WARRANTY OF ANY KIND) (EXCEPT AS TO TITLE) EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, CONDITION OR FITNESS, AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. PURCHASER WAIVES THE UNIFORM COMMERCIAL CODE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO SUCH IMPROVEMENTS, EQUIPMENT AND INVENTORY.

         4.8 Compliance with Laws. As of the date of this Agreement, Sellers are in compliance with all Applicable Laws, excluding Environmental Laws (which are subject to Section 4.12 below), relating to the Assets or the Business, except as set forth on the Disclosure Schedule or where the noncompliance with which would not result in a Material Adverse Effect.

         4.9      Due Diligence.

                  (a) Sellers have or will (i) made or make available to Purchaser all books, records, financial statements, business plans, management appraisals, documents, Contracts, Leases and Easements, Permits and other material information requested in writing by Purchaser; (ii) instructed their and their Affiliates' employees, counsel, advisors and auditors to respond in writing to all written inquiries from Purchaser (subject to any confidentiality agreements, applicable legal restrictions and any applicable privileges); and
(iii) to the extent requested in writing, provided full access to the Assets, except, with respect to (i), (ii) and (iii) above where Sellers have expressly declined in writing to comply with any such request with respect to identified items or categories of information; and

                  (b) No books, records, financial statements, documents, Contracts, Leases and Easements, Permits or other material information requested in writing by Purchaser that Sellers failed to fully disclose when so requested would have a Material Adverse Effect, provided that Sellers shall have no liability to Purchaser for the breach of this representation or warranty to the extent that the facts or circumstances that give rise to such breach were actually known to Purchaser on or prior to the Effective Time.

         4.10 Permits. The Disclosure Schedule contains a true and complete list of the material Permits which Sellers have obtained and hold or, in the ordinary course of business have applied for, that are required by Sellers to conduct the Business as it has been conducted by Sellers. Sellers are in compliance in all material respects with the terms of its Permits.

         4.11 Taxes. There are no tax liens open, pending against or, threatened against the Assets. Sellers have filed (or will cause to be filed) all tax returns that are required to be filed with respect to the Assets and Business through the Closing Date, and such tax returns are (and will be) true, correct and complete in all material respects and were (and will be) prepared in conformity with all Applicable Law, and Sellers have paid (or will pay when due) all Taxes due on such tax returns as owing which are attributable to any taxable period or portion thereof that ends on or before the Closing Date except for amounts being contested in good faith by appropriate proceedings.

         4.12     Environmental Matters. Except as set forth in the Disclosure
Schedule:

                  (a) Sellers have not been notified by any Governmental Authority that any of its Assets are the subject of any investigation or inquiry by any Governmental Authority evaluating whether any remedial action is needed to respond to a release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at off-site locations) of any Hazardous Material;

                  (b) Neither Sellers nor any other Person have filed any notice under any federal, state or local law indicating that (i) Sellers are responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is or has been improperly stored or disposed of upon any of the property of Sellers;

                  (c) Sellers have not received any claim, complaint, notice, letter of violation, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation by Sellers of any Environmental Law or regarding potential liability under any Environmental Law relating to or in connection with the operation of the Business or on any property or other assets of Sellers;

                  (d) None of the Assets, and no property on which any of the Business or a Sellers' assets are being or has been operated, is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup.

         4.13     Good and Marketable Title.

                  (a) The Disclosure Schedule contains a true and complete description of the Real Property.

                  (b) Except as specified in Section 4.6 or the Disclosure Schedule, Sellers have good and marketable title to all of the Assets, free and clear of any Liens, other than Permitted Liens, except for Assets sold, consumed or otherwise disposed of in the ordinary course of business and consistent with past practices.

         4.14 Condemnation. There are no pending or threatened condemnation or eminent domain proceedings or contemplated sales in lieu thereof, involving a partial or total taking of any of the Assets.

         4.15 Labor Matters. Except as set forth on the Disclosure Schedule, Sellers have not received any charges of discrimination, notification of any unfair labor practice charges or complaints pending before any court or agency having jurisdiction thereof nor are there any current union representation claims involving any of the Business Employees. Sellers are not aware of any strike, work stoppages, work slowdowns or lockouts or of any threats thereof, except for routine grievance matters, by or with respect to any of the Business Employees. Since January 1, 2000, there have been no significant labor disputes, strikes, slowdowns, work stoppages, lockouts or similar matters except for routine grievance matters involving Business Employees.

         4.16 Actions and Proceedings. Except as set forth in the Disclosure Schedule, no proceeding or investigation is pending or threatened before any court, arbitrator or administrator or Governmental Authority, bureau or agency to restrain or prohibit, or to obtain damages, a discovery order or other relief in connection with this Agreement or any of the other agreements contemplated hereby or any material part of the transactions contemplated hereby or thereby.

         4.17 Disclaimer. Except as and to the extent set forth in this Agreement and the other documents and instruments delivered in connection with this Agreement, the Sellers make no other representations or warranties, and disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser.

         4.18 Sellers' Guarantor's Representations and Warranties. Sellers' Guarantor represents and warrants to Purchaser to the Knowledge of Sellers' Guarantor, except with respect to Sections 4.18(a) and 4.18(b) which shall not be limited to the Knowledge of Sellers' Guarantor, as follows:

                  (a)      Organization and Standing.

                  Sellers' Guarantor is a corporation duly organized, validly existing in good standing under the laws of the State of Delaware and is in good standing as a corporation in all jurisdictions where the nature of its properties or business requires it.

                  (b)      Authority and Binding Obligations.

                  Sellers' Guarantor has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Sellers' Guaranty. The execution, delivery, and performance of this Agreement and the Sellers' Guaranty by Sellers' Guarantor have been duly and validly authorized by all necessary corporate action and do not conflict or result in a violation or breach of the articles of incorporation and by-laws of the Sellers' Guarantor. This Agreement and the Sellers' Guaranty constitute legal, valid and binding obligations of the Sellers' Guarantor enforceable against Sellers' Guarantor in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

                  (c)      No Consent Required; Non-Contravention.

                           (i)      Except as specified in the Disclosure
Schedule, no consent, waiver, approval, order, authorization or other action by or filings with any Governmental Authority or other entity is required in connection with the execution, delivery and performance by Sellers' Guarantor of this Agreement or the Sellers' Guaranty.

                           (ii)     Except as specified in the Disclosure
Schedule, neither the execution and delivery of this Agreement or the Sellers' Guaranty by Sellers' Guarantor, nor the consummation of the transactions contemplated hereby will violate or conflict with or result in the acceleration of rights, or benefits or payments under any agreement, instrument, statute, regulation, rule, order, writ, judgment or decree to which the Sellers' Guarantor is directly or indirectly a party or is directly or indirectly subject, except for such violations, conflicts and accelerations which will not
(x) prevent or materially delay consummation of the transaction contemplated by this Agreement or the Sellers' Guaranty; (y) prevent Sellers' Guarantor from performing its obligations under this Agreement or the Sellers' Guaranty; or (z) result in a Material Adverse Effect.

                  (d)      Litigation.

                  Except as specified in the Disclosure Schedule, there are no lawsuits, actions, arbitrations or other proceedings pending or threatened by any Person against or affecting the Sellers' Guarantor by or before any court, arbitrator or Governmental Authority which would prohibit the Sellers' Guaranty.

                  (e)      No Breach.

                  Except as specified in the Disclosure Schedule, neither the execution and delivery of this Agreement or the Sellers' Guaranty by Sellers' Guarantor, nor the consummation of the transactions contemplated hereby or thereby will violate or conflict with, or result in the acceleration of rights, benefits or payments under; (i) any provision of the Sellers' Guarantor's articles of incorporation or bylaws; (ii) any statute, law, regulation or governmental order to which the Sellers' Guarantor or the assets and properties of any thereof are bound or subject; (iii) any commitment to which the Sellers' Guarantor is a party or by which it or any of its properties may be bound or subject; and (iv) any agreement, contract or commitment of the Sellers' Guarantor or to which it is a party or by which it or any of its properties may be bound or subject, except, with respect to clauses (ii), (iii) and (iv), for such violations and conflicts which will not (y) prevent or materially delay consummation of the transactions contemplated by this Agreement, and the Sellers' Guaranty or (z) prevent Sellers' Guarantor from performing its obligations under this Agreement and the Sellers' Guaranty.

                  (f)      Actions and Proceedings.

                  Except as specified in the Disclosure Schedule, no proceeding or investigation is pending or threatened before any court, arbitrator or administrator or Governmental Authority, bureau or agency to restrain or prohibit, or to obtain damages, a discovery order or other relief in connection with this Agreement, or the Sellers' Guaranty or any material part of the transactions contemplated hereby or thereby.

                  (g)      No Knowledge of Breaches.

                  Except for any breaches of representations or covenants, the consequences of which have been waived by Sellers' Guarantor, Sellers' Guarantor has no knowledge of any breaches of any representation or covenant herein by Purchaser.

                  (h) Financial Capacity; Future Performance. Sellers' Guarantor has or will have the financial capacity to guaranty the Sellers' payments and performance under the Agreement. Sellers' Guarantor is not aware of any facts or circumstances that now or in the future would have a Material Adverse Effect on its financial condition, results of operations, business, properties, assets, or liabilities. Sellers' Guarantor is solvent, is not in the hands of a receiver, nor is any receivership pending, and no proceedings are pending by or against it for bankruptcy or reorganization in any state or federal court.

                  (i)      Disclaimer.

                  Except as and to the extent set forth in this Agreement and the other documents and instruments delivered in connection with this Agreement, Sellers' Guarantor makes no other representations or warranties, and disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                     OF PURCHASER AND PURCHASER'S GUARANTOR

         5.1 Purchaser's Representations and Warranties. Purchaser represents and warrants to Sellers to the Knowledge of Purchaser, except with respect to Sections 5.1(a) and 5.1(b) which shall not be limited to the Knowledge of Purchaser, as follows:

                  (a)      Organization and Standing.

                  Purchaser is a corporation duly organized, validly existing in good standing under the laws of the State of Delaware and is in good standing as a corporation in all jurisdictions where the nature of its properties or business requires it.

                  (b)      Authority and Binding Obligations.

                  Purchaser has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other agreements contemplated hereby. The execution, delivery, and performance of this Agreement and the other agreements contemplated hereby by Purchaser have been duly and validly authorized by all necessary corporate action and do not conflict or result in a violation or breach of the articles of incorporation and by-laws of the Purchaser. Each of this Agreement and the other agreements contemplated hereby, constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  (c)      No Consent Required; Non-Contravention.

                           (i)      Except as otherwise specified in the
Disclosure Schedule, no consent, waiver, approval, order, authorization or other action by or filings with any Governmental Authority or other Person is required in connection with the execution, delivery and performance by Purchaser of this Agreement or the other agreements contemplated hereby.

                           (ii)     Except as specified in the Disclosure
Schedule, neither the execution and delivery of this Agreement or the other agreements contemplated hereby by Purchaser nor the consummation of the transactions contemplated hereby will violate or conflict with or result in the acceleration of rights, or benefits or payments under any agreement, instrument, statute, regulation, rule, order, writ, judgment or decree to which the Purchaser is directly or indirectly a Party or is directly or indirectly subject, except for such violations and conflicts which will not (x) prevent or materially delay consummation of the transactions contemplated by this Agreement or the other agreements contemplated hereby, (y) prevent Purchaser or its Affiliate which is a party from performing its obligations under this Agreement or (z) result in a Material Adverse Effect.

                  (d)      Litigation.

                  Except as specified in the Disclosure Schedule, there are no lawsuits, actions, arbitrations or other proceedings pending or threatened by any Person against or affecting the Purchaser by or before any court, arbitrator or Governmental Authority which (i) would prohibit any of the transactions contemplated by this Agreement or (ii) if adversely determined would have an adverse determination that would have a Material Adverse Effect.

                  (e)      No Breach.

                  Except as specified in the Disclosure Schedule, neither the execution and delivery of this Agreement by Purchaser, nor the consummation of the transactions contemplated hereby will violate or conflict with, or result in the acceleration of rights, benefits or payments under: (i) any provision of the Purchaser's articles of incorporation or bylaws; (ii) any statute, law, regulation or governmental order to which the Purchaser or the assets and properties of any thereof are bound or subject; (iii) any commitment to which the Purchaser is a Party or by which it or any of its properties may be bound or subject; and (iv) any agreement, contract or commitment of the Purchaser or to which it is a Party or by which it or any of its properties may be bound or subject, except, with respect to clauses (ii), (iii) and (iv), for such violations and conflicts which will not (x) prevent or materially delay consummation of the transactions contemplated by this Agreement and other agreements contemplated hereby; (y) prevent Purchaser from performing its obligations under this Agreement and other agreements contemplated hereby; or (z) result in a Material Adverse Effect.

                  (f)      Actions and Proceedings.

                  Except as specified in the Disclosure Schedule, no proceeding or investigation is pending or threatened before any court, arbitrator or administrator or Governmental Authority, bureau or agency to restrain or prohibit, or to obtain damages, a discovery order or other relief in connection with this Agreement or any of the other agreements contemplated hereby or any material part of the transactions contemplated hereby or thereby.

                  (g)      Independent Decision.

                  Purchaser has made its own independent analysis and judgment of the commercial potential, condition and usefulness of the Assets and the Business, and is not relying upon any projections from Sellers regarding prospective operations of the Assets in the future.

                  (h)      No Knowledge of Breaches.

                  Except for any breaches of representations or covenants, the consequences of which have been waived by Purchaser, Purchaser has no knowledge of any breaches of any representation or covenant herein by Sellers.

                  (i)      Financial Capacity; Future Performance.

                           (i)      Subject to the conditions set forth in
Section 7.2(e), Purchaser has or will have the financial capacity to consummate the purchase and to operate the Assets after the purchase. Purchaser is, as of the date hereof, not aware of any facts or circumstances that now or in the future would have a Material Adverse Effect on its financial condition, results of operations, business, properties, assets, or liabilities. Purchaser is solvent, is not in the hands of a receiver, nor is any receivership pending, and no proceedings are pending by or against it for bankruptcy or reorganization in any state or federal court.

                           (ii)     Attached as Exhibit H are copies of the
financing commitment letters from Blackstone Management Associates III, Occidental C.O.B. Partners, Thomas D. O'Malley, Morgan Stanley Senior Funding, Inc., and Morgan Stanley Capital Group Inc. (the "Financing Commitments"). The Financing Commitments are in full force and effect and have not been modified, amended, revised or otherwise changed in any respect and the financing parties thereunder have not given any indication that the prospects of obtaining the financing have changed adversely in any respect. Purchaser fully expects that all conditions required for such financing will be fully performed and satisfied on its part and has no reason to believe that the financing contemplated by the Financing Commitments will not be effected.

                  (j) Disclaimer.

                  Except as and to the extent set forth in this Agreement and the other documents and instruments delivered in connection with this Agreement, Purchaser makes no other representations or warranties, and disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Sellers.

         5.2 Purchaser's Guarantor's Representations and Warranties. Purchaser's Guarantor represents and warrants to Sellers to the Knowledge of Purchaser's Guarantor, except with respect to Sections 5.2(a) and 5.2(b) which shall not be limited to the Knowledge of Purchaser's Guarantor as follows:

                  (a)      Organization and Standing.

                  Purchaser's Guarantor is a corporation duly organized, validly existing in good standing under the laws of the State of Delaware and is in good standing as a corporation in all jurisdictions where the nature of its properties or business requires it.

                  (b)      Authority and Binding Obligations.

                  Purchaser's Guarantor has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Purchaser's Guaranty. The execution, delivery, and performance of this Agreement and the Purchaser's Guaranty by Purchaser's Guarantor have been duly and validly authorized by all necessary corporate action and do not conflict or result in a violation or breach of the articles of incorporation and by-laws of the Purchaser's Guarantor. This Agreement and the Purchaser's Guaranty constitute legal, valid and binding obligations of the Purchaser's Guarantor enforceable against Purchaser's Guarantor in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

                  (c)      No Consent Required; Non-Contravention.

                           (i)      Except as specified in the Disclosure
Schedule, no consent, waiver, approval, order, authorization or other action by or filings with any Governmental Authority or other entity is required in connection with the execution, delivery and performance by Purchaser's Guarantor of this Agreement or the Purchaser's Guaranty.

                           (ii)     Except as specified in the Disclosure
Schedule, neither the execution and delivery of this Agreement or the Purchaser's Guaranty by Purchaser's Guarantor, nor the consummation of the transactions contemplated hereby will violate or conflict with or result in the acceleration of rights, or benefits or payments under any agreement, instrument, statute, regulation, rule, order, writ, judgment or decree to which the Purchaser's Guarantor is directly or indirectly a party or is directly or indirectly subject, except for such violations and conflicts which will not (x) prevent or materially delay consummation of the transaction contemplated by this Agreement or the Purchaser's Guaranty; (y) prevent Purchaser's Guarantor from performing its obligations under this Agreement or the Purchaser's Guaranty; or (z) result in a Material Adverse Effect.

                  (d)      Litigation.

                  Except as specified in the Disclosure Schedule, there are no lawsuits, actions, arbitrations or other proceedings pending or threatened by any Person against or affecting the Purchaser's Guarantor by or before any court, arbitrator or Governmental Authority which would prohibit any of the transactions contemplated by this Agreement or the Purchaser's Guaranty.

                  (e)      No Breach.

                  Except as specified in the Disclosure Schedule, neither the execution and delivery of this Agreement or the Purchaser's Guaranty by Purchaser's Guarantor, nor the consummation of the transactions contemplated hereby or thereby will violate or conflict with, or result in the acceleration of rights, benefits or payments under; (i) any provision of the Purchaser's Guarantor's articles of incorporation or bylaws; (ii) any statute, law, regulation or governmental order to which the Purchaser's Guarantor or the assets and properties of any thereof are bound or subject; (iii) any commitment to which the Purchaser's Guarantor is a party or by which it or any of its properties may be bound or subject; and (iv) any agreement, contract or commitment of the Purchaser's Guarantor or to which it is a party or by which it or any of its properties may be bound or subject, except, with respect to clauses (ii), (iii) and (iv), for such violations and conflicts which will not
(y) prevent or materially delay consummation of the transactions contemplated by this Agreement, and the Purchaser's Guaranty or (z) prevent Purchaser's Guarantor from performing its obligations under this Agreement, and the Purchaser's Guaranty.

                  (f)      Actions and Proceedings.

                  Except as specified in the Disclosure Schedule, no proceeding or investigation is pending or threatened before any court, arbitrator or administrator or Governmental Authority, bureau or agency to restrain or prohibit, or to obtain damages, a discovery order or other relief in connection with this Agreement, or the Purchaser's Guaranty or any material part of the transactions contemplated hereby or thereby.

                  (g)      Independent Decision.

                  Purchaser's Guarantor has made its own analysis and independent judgment of the commercial potential, condition and usefulness of the Assets, and is not relying upon any projections from Sellers regarding prospective operations of the Assets in the future.

                  (h)      No Knowledge of Breaches.

                  Except for any breaches of representations or covenants, the consequences of which have been waived by Purchaser's Guarantor, Purchaser's Guarantor has no knowledge of any breaches of any representation or covenant herein by Sellers.

                  (i)      Financial Capacity; Future Performance.

                           (i)      Purchaser's Guarantor has or will have the
financial capacity to guaranty the purchase and operation of the Assets. Purchaser's Guarantor is not aware of any facts or circumstances that now or in the future would have a Material Adverse Effect on its financial condition, results of operations, business, properties, assets, or liabilities. Purchaser's Guarantor is solvent, is not in the hands of a receiver, nor is any receivership pending, and no proceedings are pending by or against it for bankruptcy or reorganization in any state or federal court.

                           (ii)     The Financing Commitments are still in full
force and effect and have not been modified, amended, revised or otherwise changed in any respect and the financing parties thereunder have not given any indication that the prospects of obtaining the financing have changed adversely in any respect.

                  (j)      Guarantor Common Stock.

                                    The authorized equity securities of the
Purchaser's Guarantor consist of 150,000,000 shares of common stock, par value $0.01 per share, of which 58,041,435 shares are issued and outstanding. For as long as necessary under the terms of this Agreement, there will be sufficient authorized but unissued shares to issue the Guarantor Common Stock as contemplated by Section 2.5 of this Agreement and such Guarantor Common Stock, if and when issued, will be duly authorized, validly issued, fully paid and nonassessable.

                  (k)      Disclaimer.

                  Except as and to the extent set forth in this Agreement and the other documents and instruments delivered in connection with this Agreement, Purchaser's Guarantor makes no other representations or warranties, and disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Sellers.

                                   ARTICLE VI
                                    COVENANTS

         6.1 Brokers' Fees. Each of Sellers and Purchaser represents and warrants to the other that it has not incurred any liability for brokerage fees, finder's fees, agent's commissions, or other similar forms of compensation in connection with or in any way related to the transactions contemplated by this Agreement, except with respect to the fee owed to Lehman Brothers Inc., which fee shall be paid by Sellers. Each of Sellers and Purchaser agrees to indemnify, defend and hold the other and its related persons harmless from any claim or demand for any commission, fee or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of the indemnifying party, and to bear the cost of attorneys' fees and expenses incurred in defending against any such claim.

         6.2 Conduct of Business by Sellers Pending Closing. Sellers covenant and agree with Purchaser that, from the date of this Agreement until the Closing Date, Sellers will conduct the Business only in the ordinary and usual course consistent with past practices. Notwithstanding the preceding sentence, Sellers covenant and agree with Purchaser that, except as specifically contemplated in this Agreement, from the date of this Agreement until the Closing Date, without the prior written consent of Purchaser or as set forth in the Disclosure Schedule:

                  (a) Sellers will not (i) merge or consolidate with, or transfer all or substantially all of the Assets to another business entity; (ii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or
(iii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

                  (b) Sellers will not (i) acquire any corporation, partnership or other business entity or any interest therein; (ii) sell, lease or sublease, transfer or otherwise dispose of, mortgage, pledge or otherwise encumber any assets that have a value at the time of such sale, lease, sublease, transfer, disposition or encumbrance in excess of $500,000, individually, or $5,000,000, in the aggregate (other than sales of products in the ordinary course of business); (iii) make any material loan, advance or capital contribution to, or investment in, any Person (other than loans or advances in the ordinary course of business); or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing. -

                  (c) Other than loans or other advances received from Sellers, Sellers will not (i) incur any material indebtedness for borrowed money; (ii) incur any other material obligation or liability (other than liabilities incurred in the ordinary course of business); (iii) assume, endorse, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any Person or its Affiliates (other than endorsements of negotiable instruments in the ordinary course of business); or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

                  (d) Sellers will not enter into any new employee benefit plan, program or arrangement or any new employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or in the ordinary course of business.

                  (e) Sellers will keep and maintain accurate books, records and accounts in accordance with GAAP.

                  (f) Sellers will not create, incur, assume or permit to exist any Lien on any of its assets except for Permitted Liens.

                  (g) Sellers will (i) pay or accrue all Taxes, assessments and other governmental charges imposed upon any of the Assets or with respect to the Business before any penalty or interest accrues thereon; (ii) pay all claims (including claims for labor, services, materials and supplies) that have become due and payable and which by law have or may become a Lien upon any of its assets prior to the time when any penalty or fine shall be incurred with respect thereto or any such Lien shall be imposed thereon; and (iii) comply in all material respects with the requirements of all Applicable Laws of any Governmental Authority, obtain or take all Governmental Actions necessary in the operation of its business, and comply with and enforce the provisions of all Material Contracts to which it is a party, including paying when due all rentals, royalties, expenses and other liabilities relating to its business or assets; provided, however, that Sellers may contest the imposition of any such Taxes, assessments and other governmental charges, any such claim, or the requirements of any applicable law, rule, regulation or order or any Material Contract if done so in good faith by appropriate proceedings and if adequate reserves are established in accordance with GAAP or as may be determined as sufficient by Sellers.

                  (h) Sellers will preserve and keep in full force and effect its legal existence and material rights and franchises.

                  (i) Sellers shall maintain in full force and effect the insurance in accordance with past practices.

                  (j) Sellers will cause the construction financing with regard to the "peaking power" turbine located in Memphis to be paid or satisfied in full on or prior to the Closing Date.

                  (k) Sellers will not engage in any practice, take any action or permit by inaction any of the representations and warranties contained in Article IV to become untrue.

                  (1) Sellers shall endeavor to complete the actions described on the Disclosure Schedule in connection with repairing the Fluid Catalytic Cracking unit and related equipment at the Refinery before Closing. If such Fluid Catalytic Cracking unit repairs have been commenced before Closing, the Closing Date shall be automatically extended for a reasonable amount of time, if necessary, to allow Sellers to complete such repairs. If Sellers have not initiated the shutdown of the Fluid Catalytic Cracking unit to complete the repairs prior to Closing, the Base Purchase Price shall be reduced by the amount of $10,000,000 less any costs incurred by Sellers or their Affiliates in preparing for the repair of the Fluid Catalytic Cracking unit and related equipment and conducting such repairs. In connection with any actions taken by the Sellers with respect to repairing the Fluid Catalytic Cracking unit and related equipment, Purchaser shall be allowed to have representatives present during any repairs to be performed by or at the request of Sellers on the Fluid Catalytic Cracking unit and related equipment provided that such representatives do not interfere with the actions taken in connection with this Section, the Operations or the Business.

                  (m) Sellers shall perform and pay for all maintenance and capital projects with respect to the Assets in accordance with the Disclosure Schedule.

                  (n) During the period from the execution of this Agreement to the Closing Date, Sellers shall endeavor to take the actions requested by Purchaser listed on the Disclosure Schedule, and Purchaser shall reimburse Sellers for all costs incurred relating to such actions at Closing.

                  (o) Subject to the terms of this Agreement and until the Closing Date, Sellers shall continue to maintain and repair the Assets in the same condition as of the date of this Agreement, normal wear and tear excepted.

         6.3      Access to Assets, Personnel and Information.

                  (a) From the date hereof until the Closing Date, Sellers will afford to Purchaser and the Purchaser Representatives, at Purchaser's sole risk and expense, during normal business hours and on reasonable prior notice, reasonable access to any of the assets, books and records, contracts, employees, representatives, agents, consultants and facilities of Sellers and shall, upon request, furnish promptly to Purchaser, at Purchaser's expense, a copy of any file, book, record, report, contract, permit, correspondence, or other written information, document or data (excluding personnel files) concerning Sellers or the Assets that is within the possession or control of Sellers.

                  (b) Purchaser and the Purchaser Representatives shall have the right to make a physical assessment of the Assets and Operations of Sellers and, in connection therewith, shall have the right to enter premises of Sellers and inspect its assets and all buildings and improvements in or on which the Sellers' Operations and the Assets are located and conduct such examinations and studies as Purchaser deems necessary, desirable or appropriate for the preparation of reports relating to Sellers. Sellers shall be provided not less than 48 hours prior notice of such activities and all such activities shall be conducted in a commercially reasonable manner, and Sellers and Sellers' Representatives shall have the right to witness all such investigations. Purchaser shall (and shall cause the Purchaser Representatives to) keep any data or information acquired by any such examinations and the results of any analyses of such data and information strictly confidential and will not (and will cause the Purchaser Representatives not to) disclose any of such data, information or results to any Person unless otherwise required by law or regulation and then only after written notice to Sellers of the determination of the need for disclosure. Purchaser shall indemnify, defend and hold Sellers and the Sellers' Representatives harmless from and against any and all claims to the extent directly resulting from the activities of Purchaser and the Purchaser Representatives with respect to the assets and Operations of Sellers in connection with conducting such physical assessment, except to the extent of and limited by the fault, negligence or willful misconduct of Sellers or any Sellers Representative.

                  (c) Sellers will cause the Sellers' Representatives to cooperate in all reasonable respects with Purchaser and the Purchaser Representatives in connection with Purchaser's examinations, evaluations and investigations described in this Section 6.3.

                  (d) Except as required by law or regulation, Purchaser will not (and will cause the Purchaser Representatives not to) use any information obtained pursuant to this Section 6.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

                  (e) Notwithstanding anything in this Section 6.3 to the contrary, Sellers shall not be obligated under the terms of this Section 6.3 to disclose to Purchaser or the Purchaser Representatives, or grant Purchaser or the Purchaser Representatives access to, information that is within Sellers' possession or control but subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party, and, to the extent reasonably requested by Purchaser, Sellers will use reasonable efforts to obtain any such consent.

                  (f)      Notwithstanding anything to the contrary in this
Section 6.3 or elsewhere in this Agreement, the Confidentiality Agreement shall remain in full force and effect and shall apply to the Parties hereto as fully as if each were a signing party thereto following the execution of this Agreement until the Closing, unless terminated as described therein and is hereby incorporated herein by reference and shall constitute a part of this Agreement for all purposes. Any and all information received by Purchaser pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.

         6.4 Additional Arrangements. Subject to the terms and conditions herein provided, each of Sellers and Purchaser shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable laws and regulations or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using such Party's reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each of Sellers and Purchaser shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of Sellers and Purchaser shall use reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

         6.5 Public Announcements. Sellers may issue a press release announcing the sale, price, and terms upon execution of this Agreement. Prior to the Closing, Purchaser and Sellers will consult with the other before issuing any other press release or otherwise making any other public statement with respect to the transactions contemplated by this Agreement, and the party desiring to issue a press release shall not issue any press release or make any such public statement prior to obtaining the approval of the other party, which approval shall not be unreasonably withheld; provided, however, that prior notice shall be required but prior approval shall not be required where such release or announcement is required by applicable law, securities regulations or stock exchange rules; and provided further, that either Sellers or Purchaser may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such party's previously issued press releases.

         6.6 Payment of Expenses. Each Party shall bear its own expenses incurred in connection with the transactions contemplated herein, including all fees and expenses of agents, representatives, counsel and accountants engaged by it, whether or not the Closing occurs.

         6.7 Further Assurances. Sellers and Purchaser each agrees that, from time to time after the Closing Date, it will execute and deliver such further instruments, including instruments of conveyance and transfer, and take such other action as the other Party may reasonably request in order more effectively to convey and transfer to Purchaser the Assets and to assist in completing the other transactions contemplated by this Agreement.

         6.8 Preservation of Files and Records. For a period of seven years after the Closing Date: (a) Purchaser shall preserve all files and records relating to the Assets that are less than seven years old, shall allow Sellers or its designee reasonable access to such files and records and the right to make copies and extracts therefrom at any time during normal business hours and shall not dispose of any thereof without first offering them to Sellers; and (b) Sellers shall preserve all files and records relating to the Assets that are less than seven years old and that are retained by Sellers, shall allow Purchaser or its designee reasonable access to such files and records relating to the Assets or any of them as may be in Sellers' possession and the right to make copies and extracts therefrom at any time during normal business hours and shall not dispose of any thereof without first offering them to Purchaser.

         6.9      Business Employees.

                  (a)      Employees in General

                  The Disclosure Schedule contains a true and complete list of each employee who performs services directly related to the Business as of the Effective Date and is represented by the Union (as defined in 6.9(b) herein) (each, a "Represented Employee"), and each regular, full-time and regular, part-time employee who performs services directly related to the Business as of the Effective Date and is not represented by the Union (each, a "Non-Represented Employee"). The Represented Employees and Non-Represented Employees are sometimes collectively referred to herein as "Business Employees."

                  (b)      Represented Employees

                  Sellers represent that they are bound by the Collective Bargaining Agreement and all existing Memoranda of Agreement or Understanding, which are listed on the Disclosure Schedule ("Collective Bargaining Agreements"), between Sellers and PACE International Union, Local 5-0631 (the "Union"). Purchaser agrees to: (i) comply with all legal requirements that may be applicable as a result of the Represented Employees being represented by any labor organization, (ii) recognize the Union as the exclusive bargaining unit for the Representative Employees and (iii) assume all rights and obligations of Sellers under the Collective Bargaining Agreement.

                  (c)      Offers of Employment

                           (i)      At least 30 days before Closing, Purchaser
shall offer full-time employment to each Represented Employee meeting Purchaser's written employment qualifications and shall consider as a candidate for employment each Non-Represented Employee, provided that, any such consideration or offers shall be conditioned upon the Closing and shall require acceptance at least ten (10) business days before Closing. Sellers or their Affiliates may not make offers of continuing employment to the Business Employees except pursuant to a protocol mutually agreed by the Parties. As soon as practicable after the signing of this Agreement, Sellers shall provide, and cause their Affiliates, as appropriate, to provide, Purchaser with the current title, title history, years of service, current salary, salary history, position description, detailed organization charts, current bonus eligibility and level and payment history and accrued vacation of each Business Employee; provided, however, Sellers shall have no obligation to provide any such information with respect to any employee if the consent of such employee is necessary and Sellers are unable to obtain such consent after reasonable effort.

                           (ii)     Purchaser shall notify Sellers of the
acceptance of any employment offer made by Purchaser, within five (5) business days of the acceptance of such offer.

                           (iii)    Upon Closing, Sellers shall terminate and
Purchaser shall thereupon employ each Business Employee who accepts Purchaser's offer of employment and satisfies all of Purchaser's written employment qualifications. Sellers agree to use their reasonable efforts to assist Purchaser in the orderly transition to Purchaser of any such Business Employees. Each such accepting Business Employee shall, from the Closing Date, be known as a "Purchaser's Employee."

                           (iv)     Purchaser shall provide Non-Represented
Employees who become Purchaser's Employees with an opportunity for compensation, including incentive compensation, and benefits, excluding retiree welfare benefits, that is consistent with the compensation and benefits that Purchaser pays its similarly situated employees.

                  (d)      Employee Benefits for Purchaser's Employees

                           (i)      The Represented Employees' participation in
Purchaser's employee pension benefit plans and employee welfare benefit plans shall be subject to the legal obligations that exist as a result of the Represented Employees being represented by any labor organization. Purchaser shall permit the Non-Represented Employees who become Purchaser's Employees to participate in all of the Purchaser's employee pension benefit plans (as that term is defined by Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA")), employee welfare benefit plans (as that term is defined by
Section 3(1) of ERISA), and other benefit programs, policies, and practices that are or will be generally available to Purchaser's similarly situated employees, excluding retiree welfare benefits.

                           (ii)     With respect to each Purchaser's Employee
and/or dependent of a Purchaser's Employee who elects to participate in Purchaser's employee welfare benefit plans, to which they are eligible, Purchaser shall waive any pre-existing-condition exclusions to coverage, any evidence-of-insurability provisions, and any waiting-period requirements, as permitted under Purchaser's contractual obligations, under its employee welfare benefit plans that had been waived or otherwise satisfied under comparable employee welfare benefit plans sponsored by the

Sellers or an Affiliate of Sellers, provided the Purchaser's Employee enrolls within thirty-one (31) days of his or her employment commencement date. For each Purchaser's Employee and/or dependent of a Purchaser's Employee, Purchaser shall also apply towards any deductible requirements and out-of-pocket maximum limits under its employee welfare benefit plans applicable to the calendar year in which the Closing occurs any amounts paid by such Purchaser's Employee or dependent of a Purchaser's Employee toward such requirements and limits under the Sellers or an Affiliate of Sellers' employee welfare benefit plans in which he or she participated during such year. Purchaser shall notify Sellers if a Purchaser's Employee and dependent of a Purchaser's Employee fails to enroll in one of Purchaser's health plans upon initial eligibility.

                           (iii)    Purchaser shall cause all its employee
welfare benefit plans programs, policies, and practices in which the Purchaser's Employees participate, including Purchaser's vacation and sick leave programs and severance plans or programs, to recognize that service as recognized by the Sellers' or an Affiliate of Sellers' employee welfare benefit plans, programs, policies and practices, including vacation and sick leave programs, for all purposes, including eligibility to participate, eligibility for enrollment, eligibility for the commencement of benefits, and eligibility for the levels of benefits. Purchaser shall cause its employee pension benefit plans (whether defined contribution plans, as defined in Section 3(34) of ERISA, or defined benefit plans, as defined in Section 3(35) of ERISA) to recognize that service as recognized by the Sellers' or an Affiliate of Sellers' employee pension benefit plans for all purposes, including eligibility to participate, eligibility for enrollment, eligibility for vesting, eligibility for the commencement of benefits, eligibility for the forms of benefits, including death benefits, and eligibility for the levels of benefits. Purchaser shall not be required to recognize or cause its employee pension benefit plans to recognize for purposes of benefit accruals that service recognized by the Sellers' employee pension benefit plans.

                           (iv)     With respect to all Purchaser's Employees,
Purchaser shall assume, without duplication of benefits, all current calendar year accrued but unused paid-time-off under the Sellers' or their Affiliates' paid-time-off program as of the Effective Date using the same methodology used by the Sellers or their Affiliates immediately prior to the Effective Date for crediting service and determining the amount of such paid-time-off benefits; provided, however, the paid-time-off to be assumed pursuant to this Section 6.9(d)(iv) shall not include any paid-time-off carried over from the prior calendar year regardless of whether the Sellers' or their Affiliates' paid-time-off programs provides for such carryover. With respect to Purchaser's Employees, Purchaser shall also be responsible for vacation earned after the Effective Time.

                           (v)      Sellers or their Affiliates shall pay such a
Severance Benefit as is consistent with The Williams Companies, Inc. Severance Pay Plan in effect at the applicable time ("The Williams Companies, Inc. Severance Pay Plan"), to each Business Employee that Sellers or their Affiliates terminate as a result of this sale, and to whom Purchaser does not offer employment prior to Closing or to whom Purchaser offers employment and such offered employment is not at a comparable level as described under The Williams Companies, Inc. Severance Pay Plan ("Sellers' Employee"). Sellers will be liable for the first $2,000,000 of such Severance Benefits and Purchaser and Purchaser's Guarantor shall be jointly and severally liable for the cost of any Severance Benefit that exceeds the $2,000,000 payable by the Sellers and their Affiliates pursuant to this subparagraph. The "Severance Benefit" shall mean the cash payment applicable to Sellers' Employee under The Williams Companies, Inc. Severance Pay Plan and any other separation related expenses and liabilities including, without limitation, any payments due in connection with WARN Act (as defined below) liability, continuing healthcare coverage, outplacement assistance.

                           (vi)     Effective as of the Closing Date,
Purchaser's Employees shall become fully vested in their account balances in any defined contribution or 401(k) Plan, including the Mid-South Savings and Retirement Plan, maintained by Sellers or their Affiliates on behalf of such -Purchaser's Employees (the "Seller Savings Plan") and distributions of such account balances shall be made available to such Purchaser's Employee as soon as reasonable following the Closing Date, in accordance with the provisions of the Seller Savings Plan and applicable law. Thereafter, Purchaser shall accept rollover contributions from the Seller Savings Plan into a defined contribution or 401(k) Plan maintained by Purchaser of the account balances distributed to the Purchaser's Employees from the Sellers Savings Plan.

                  (e)      Liabilities

                           (i)      Purchaser shall indemnify Sellers and their
Affiliates against all liabilities arising out of the notification or other requirements of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act"), with respect to the Purchaser's Employees in connection with actions taken by Purchaser after the Effective Time. Sellers shall indemnify Purchaser against all liabilities under the WARN Act with respect to Business Employees in connection with actions taken by Sellers prior to the Effective Time, subject to the limitations set forth in Section 6.9(d)(v).

                           (ii)     Sellers shall be responsible for workers'
compensation claims with respect to any Purchaser's Employee if the incident or alleged incident giving rise to the claim occurred prior to the Effective Time. Purchaser shall be responsible for any workers' compensation claims with respect to any Purchaser's Employee if the incident or alleged incident giving rise to the claim occurs after the Effective Time. In the event of doubt as to the date of the occurrence of the incident or alleged incident, Purchaser shall process the claim; provided, however, the processing of such claim shall not result in Purchaser being liable for the entire claim. In such case, Purchaser and Sellers will agree on an equitable manner to allocate the actual liability.

                  (1)      Indemnities

                           (i)      To the maximum extent permitted by
Applicable Law, Sellers shall defend, indemnify, and hold harmless Purchaser from and against any damages, and any fines, penalties and assessments, arising out of Claims by Business Employees that arise prior to, on, or after the Effective Time and relate to their employment with, or the termination of their employment from, the Sellers, except to the extent such damages, fines, penalties and assessments are assumed by Purchaser hereunder.

                           (ii)     To the maximum extent permitted by
Applicable Law, Purchaser shall defend, indemnify, and hold harmless Sellers and their Affiliates from and against any damages, and any fines, penalties and assessments, arising out of Claims by the Purchaser's Employees that arise on or after the Effective Time which relate to their employment with, or the termination of their employment from, the Purchaser.

                           (iii)    To the maximum extent permitted by
Applicable Law, Purchaser shall defend, indemnify, and hold harmless Sellers and their Affiliates from and against any damages, and any fines, penalties and assessments, arising out of Claims that arise prior to, on or after the Effective Time and relate to Purchaser's interviews of Business Employees, Purchaser's hiring selection criteria and procedures, and/or Purchaser's failure or refusal to hire any of the Business Employees.

                  (g)      Enforceability

                  The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, Sellers and their Affiliates and Purchaser and its Affiliates and their respective successors.

         6.10 Bonds and Guaranties. Upon Closing, Purchaser will assume all obligations for bonding for state motor fuel tax purposes with respect to the Business conducted by Purchaser after Closing. Schedule 6.10 of the Disclosure Schedule lists the motor fuel tax bonds that Sellers currently have in place. Upon Closing, Sellers will terminate the guaranties that are listed on Schedule
6.10 of the Disclosure Schedule and Purchaser will assume all obligation to replace such guaranties as the counterparties thereto require.

         6.11 Environmental Insurance. Sellers shall purchase from AIG a fully pre-paid, ten (10)-year environmental pollution legal liability policy naming Purchaser as an additional named insured for all coverages, except A 1, and covering all unknown environmental response activities and all third-party liabilities arising from unknown pre-Closing releases of Hazardous Materials upon any properties of Sellers as specified in such policy, a specimen of which is attached as Exhibit I (the "Environmental Insurance Policy"). The Environmental Insurance Policy shall have the deductibles and limits set forth in such specimen policy. Purchaser covenants and agrees to comply with the terms of the Environmental Insurance Policy.

         6.12     Use of Trademarks, Williams Marks.

                  (a) Any and all trademarks, service marks, trade names and associated goodwill, slogans and other like property owned by Sellers or their Affiliates in which the name "Williams" or any derivatives or variations thereof is used, the Williams logos and any derivatives or variations thereof, and any and all rights to use any such trade-marks, service marks, trade names or slogans owned by any other party are referred to as the "Williams Marks". Except as specifically provided herein, no license to the Williams Marks is hereby granted, and Purchaser is precluded from any use of the Williams Marks on any of its products or services as a means of corporate identity or in any of its communications. Purchaser acknowledges and agrees with Sellers that as between Sellers and Purchaser, Sellers and their Affiliates have the absolute and exclusive proprietary right to all Williams Marks and other marks owned by Sellers or their Affiliates, and all rights to which, and that the goodwill represented thereby and pertaining thereto are being retained by Sellers and their Affiliates.

                  (b) Effective upon the Closing Date, the Sellers and their Affiliates grant to Purchaser a nonexclusive, nontransferable, royalty-free license, without right to sublicense, to use, solely in the Business as they are presently conducted, any and all Williams Marks owned by Sellers and their Affiliates solely to the extent appearing on existing Inventory, advertising materials and property of Sellers or their Subsidiaries (such as signage, vehicles, and equipment) for a period of three (3) months from the Closing Date ("License Period").

                  (c) The Purchaser may use such existing Inventory, advertising materials and property during the License Period, but shall not create new Inventory, advertising materials or property using the Williams Marks. Purchaser shall promptly replace or remove the Williams Marks on Inventory, advertising materials and property, provided that all such use shall cease no later than the end of the License Period.

                  (d) The nature and quality of all uses of the Williams Marks by the Purchaser shall conform to the Sellers' existing quality standards. Immediately upon expiration of the License Period, the Purchaser shall cease all further use of the Williams Marks and shall adopt new trademarks, service marks, and trade names which are not confusingly similar to the Williams Marks.

                  (e) All rights not expressly granted in this section with respect to the Williams Marks are hereby reserved. In the event the Purchaser breaches the provisions of this section, Sellers may immediately terminate the License Period upon 15 days written notice. In such event, Sellers shall be entitled to specific performance of this Section 6.12 and to injunctive relief against further violations, as well as any other remedies at law or in equity.

         6.13 Purchaser's Notice. Not later than ten (10) days prior to the Closing Date, and, again, on the Closing Date prior to the Closing, Purchaser shall notify Sellers of any breaches of representations or covenants herein by Sellers of which Purchaser has knowledge at the time of such notice and with respect to which a prior notice has not been given pursuant to this Section.

         6.14     Other Tax Matters.

                  (a) Sellers agree to provide Purchaser and Purchaser agrees to provide Sellers with such cooperation and information as the other shall reasonably request in connection with the preparation or filing of any tax return required under this Agreement.

                  (b) At the Closing, Sellers shall deliver to Purchaser a certificate (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign state, (ii) providing its U.S. Employer Identification Number and (iii) providing its address, all pursuant to Section 1445 of the Code, such certificates to be substantially in the form attached hereto as Exhibit J.

                  (c)      The obligations and agreements contained in this
Section 6.14 shall survive without limitation.

         6.15 Information Technology. As soon as practical after the execution of this Agreement, the Parties shall each designate representatives to a migration team (the "IT Migration Team") that shall assist Purchaser with identifying the specific software and hardware necessary for Purchaser to continue operations of the Business in the manner in which they operate as of the Closing Date. The IT Migration Team shall also assist Purchaser with developing a detailed plan to include cost estimates and timetables for the conversion, loading and integrating of Sellers' existing data into Purchaser's information technology systems, and the transfer or replacement of licenses and maintenance agreements not currently held in the Sellers' names ("IT Migration Plan"). The IT Migration Team shall complete the creation of the IT Migration Plan no later than thirty (30) days after Closing. The time period for implementation of the IT Migration Plan, which period shall proceed no longer than ninety (90) days after Closing, shall be referred to as the "IT Migration Period." -

         On or before the expiration of the IT Migration Period, Sellers shall, and shall cause their Affiliates, at Sellers' sole option, to either: (i) assign (to the extent assignable) to Purchaser all of their respective right, title and interest in the Intellectual Property that is licensed from non-Affiliates, and secure any consents necessary for such assignment and for the use by Sellers and Sellers' Affiliates thereof on behalf of Purchaser during the IT Migration Period; or (ii) obtain for the Purchaser, on commercially reasonable terms, comparable replacements for any such Intellectual Property that is not assigned pursuant to (i) above. Fees, costs and expense for license transfers or replacements shall be borne by Purchaser. Each Party shall bear its respective labor costs in connection with the creation of the IT Migration Plan and any implementation of the IT Migration Plan that occurs during thirty (30) days after Closing. Thereafter, all costs related to the implementation of the IT Migration Plan shall be borne by Purchaser.

         Purchaser shall assume or pay all termination costs related to the hardware leases identified during development of the IT Migration Plan, including but not limited to servers and personal computers, at the time such costs are identified.

         6.16 Non-Software Copyright License. Effective upon the Closing Date, Sellers, for themselves and on behalf of their Affiliates, hereby grants to Purchaser a nonexclusive royalty-free, perpetual license, without right to sublicense, to use, copy, modify, enhance, and to upgrade, solely for their internal business purposes and not as a service bureau, all manuals, user guides, standards and operation procedures and similar documents owned by Sellers and/or their Affiliates and used in the Business. All copies of the foregoing must reproduce and include all copyright and other intellectual property rights notices provided by Sellers.

         6.17 Software License. Effective upon the Closing Date, Sellers, for themselves and on behalf of their Affiliates, hereby grant to Purchaser, a nonexclusive royalty-free, perpetual license, without right to sublicense, to use, copy, modify, enhance, and upgrade, solely for their internal business purposes and not as a service bureau, all computer software owned by Sellers and/or their Affiliates which is used in connection with the Business as conducted as of the Closing Date and with respect to which Sellers or their Affiliates have the right to grant such a license ("Licensed Software"). Any copies of the Licensed Software and any documentation related thereto must contain all copyright and other intellectual property rights notices included thereon. Purchaser shall not be entitled to receive and Sellers and their Affiliates shall have no obligation to provide any modifications, enhancements, or upgrades made to the Licensed Software developed subsequent to the Closing Date. Ownership of all intellectual property rights in the Licensed Software remains with Sellers and their Affiliates. Purchaser shall not take any action inconsistent with Sellers' and their Affiliates' rights in the Licensed Software. All rights not expressly granted herein to Purchaser are retained by Sellers and their Affiliates. Except as otherwise expressly provided in this section, the Licensed Software and any related documentation are provided on an "as is" basis. Sellers and their Affiliates hereby expressly disclaim any implied warranty of merchantability or fitness for a particular purpose. Sellers and their Affiliates do not warrant that the Licensed Software or documentation are error-free or that Purchaser's use thereof will be uninterrupted.

         6.18     HSR Act Filing.

                  (a) Purchaser and Sellers agree to take or cause to be taken all actions necessary to (i) make the filings required of Purchaser and Sellers, or any of their respective Affiliates, under the HSR Act promptly, but in no event later than ten (10) business days of the date hereof; (ii) comply at the earliest practicable date with any request for additional information or documentary material (or any similar request for information and/or documents) received by Purchaser, Sellers, or any of their respective Affiliates from the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, or the antitrust or competition law authorities of any State of the United States (the "Antitrust Authority") pursuant to any applicable antitrust law; and (iii) cooperate in connection with any filing under applicable antitrust laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated hereby commenced by any Antitrust Authority pursuant to any applicable antitrust law. Purchaser shall promptly inform Sellers, and Sellers shall promptly inform Purchaser of any material communication made to, or received by such party from any Antitrust Authority regarding any of the transactions contemplated hereby. Sellers and Purchaser agree that the other Party will have the right and be given the opportunity to have representatives attend all meetings with any Antitrust Authority regarding the transactions contemplated hereby or any of the matters described in this Section 6.18.

                  (b) Without limiting the generality of subsection 6.18(a), Sellers, Purchaser and their Affiliates shall take all actions (using commercially reasonable best efforts) that are necessary or reasonably advisable to (A) obtain approval of any Antitrust Authority of the transactions contemplated hereby or (B) avoid delay in consummation of the transactions contemplated hereby caused or likely to be caused by an investigation by any Antitrust Authority; provided, however, each Party's obligations in connection with the foregoing shall be limited to the extent that any such actions to be taken by a Party are likely to result in a Material Adverse Effect with respect to such Party.

         6.19     Consents to Assignment.

         (a) Prior to Closing, Sellers agree to use reasonable business efforts to obtain all consents to assignment of the Contracts, the Leases and Easements and the Permits that are required to be obtained under this Agreement, even though failure to obtain certain of the consents is not a condition precedent to the Closing, except as provided for herein; provided, that neither Party shall be obligated to make payments or incur obligations to third parties or governmental agencies to obtain such consents except to pay such Party's reasonable expenses or to pay normal fees to governmental agencies.

         (b) To the extent that any Contracts, Leases and Easements or Permits that would otherwise be assigned under this Agreement are not capable of being assigned, transferred, subleased or sublicensed without the consent of, or waiver by, any other party thereto or any other Person, or if such assignment, transfer, sublease or sublicense or attempted assignment, transfer, sublease or sublicense would constitute a breach thereof or a violation of any Applicable Law, this Agreement shall not constitute an assignment, transfer, sublease or sublicense, or an attempted assignment, transfer, sublease or sublicense of any such Contract, Lease or Easement or Permit. For a period of one hundred and twenty (120) days after Closing, Sellers shall continue to use their reasonable efforts to obtain a consent to an assignment from Sellers to Purchaser of each Contract, each of the Leases and Easements and Permits that, but for the first sentence of this Section, would be assigned; provided, however, that Sellers shall not be required to pay any consideration or suffer any financial disadvantages to obtain such assignment.

         6.20 Casualty. Sellers shall bear the risk of loss with respect to any and all physical damage, destruction or loss of any kind to the Improvements and Equipment occurring during the period from the date of this Agreement until the Closing Date ("Casualty"). If any Improvement or Equipment has been materially damaged, destroyed or lost by Casualty occurring during the period from date of this Agreement until the Closing Date, a good faith estimate for appropriate repairs and/or replacements shall be immediately obtained by Sellers' or their Affiliates' employees or third-party vendors hired by Sellers or their Affiliates, at Sellers' sole cost and expense, if any, from a reputable adjuster, independent contractor and/or vendor, as appropriate in Sellers' sole discretion. If the total of the estimates for any one Casualty, or series of related Casualties, exceeds One Hundred Thousand Dollars ($100,000), Sellers shall notify Purchaser of the same in writing immediately after Sellers receive such estimates. Written notification of such Casualty shall include a copy of each of the employee's, adjuster's, contractor's and/or vendor's estimates stating with reasonable specificity the materials and work to be provided in regard to such repairs and/or replacements. In such event, and on the condition that the estimates provided by the employee, adjuster, contractor and/or vendor are reasonably acceptable to Purchaser, Purchaser shall have the option to have Sellers either (i) complete, at Sellers' expense and prior to the Closing Date if reasonably possible, any repairs and/or replacements necessary to restore such Improvements and Equipment to at least their condition prior to the occurrence of such Casualty, or (ii) convey or assign to Purchaser, no later than the Closing Date, any insurance proceeds to which Sellers or their Affiliates may be entitled as a result of the subject Casualty and credit to Purchaser against the Purchase Price at the Closing the amount of any shortfall between such insurance proceeds so conveyed or assigned and the total amount of the estimates described above. If Sellers fail to obtain in a timely manner estimates from a reliable employee, adjuster, independent contractor and/or vendor under those circumstances where such are contemplated by this Section or if the estimates provided to Purchaser by Sellers pursuant to this Section are not reasonably acceptable to Purchaser, then

Purchaser may obtain such estimates itself and shall provide copies of same to Sellers immediately upon Purchaser receiving same. The cost of obtaining such estimates, if any, shall be borne by Purchaser.

         6.21 Payment of Transfer Taxes; Recording Fees. Purchaser shall pay (or if paid or required to be paid by Sellers, reimburse Sellers for) all Taxes which are assessed or imposed with respect to the transfer of the Assets from Sellers to Purchaser, and all costs to record any deeds. Each Party shall cooperate with the other to take advantage of all applicable tax exemptions and provide applicable tax exemption certificates. Purchaser shall pay any title insurance premium due for any title insurance policies obtained by Purchaser and Seller shall pay for the costs of any title search fees and survey costs for searches and surveys initiated by Sellers.

         6.22 Payment of Certain Expenses Due and Payable After the Effective Time; Cooperation.

         (a) Purchaser shall pay, as and when due, all emissions fees, permit fees and utility bills due and payable after the Effective Time, and Sellers shall reimburse Purchaser within thirty (30) days after invoice for any amounts under such bills attributable to any period prior to the Effective Time. Purchaser shall pay, and be entitled to collect, any rents due subsequent to the Effective Time under leases which are assumed Leases, and Sellers shall either pay, or be entitled to receive from Purchaser, as the case may be, within thirty
(30) days after invoice or notice, any amounts attributable to any period prior to and including the Effective Time.

         (b) Purchaser shall file, or cause to be filed, all required reports and returns incident to all ad valorem taxes, real property taxes, personal property taxes and similar obligations, which reports and returns are due on or after the Effective Time and shall pay or cause to be paid to the taxing authorities all such taxes reflected on such reports or returns even if same are for periods prior to the Effective Time and Sellers shall reimburse Purchaser within thirty (30) days after invoice for any such taxes and similar obligations which are attributable to any period prior to the Effective Time; however, under no circumstances shall such reimbursement be greater than the result of (i) the pro-rated amount Sellers or their Affiliates would have paid if Sellers or their Affiliates had remained the owner of the Assets, less (ii) any liabilities attributable to the Assets which are paid by Sellers directly to any local Governmental Authority or school district.

         (c) Sellers and Purchaser agree to cooperate with the other in the event one of them or their Affiliates are involved in a tax controversy concerning the Assets and the other has either records or personnel which may be of assistance to the Party engaged in the controversy. Sellers and Purchaser further agree that if, in such Party's view, such cooperation becomes an unreasonable financial burden, they will agree upon a reasonable method of reimbursement to the burdened Party.

         (d) Purchaser shall pay the transfer tax or registration fee for all vehicles transferred to Purchaser as part of the Assets.

         (e) If a Party hereto makes or has made any payment to a third party pursuant to any assigned Contract, Lease, agreement or commitment; and (i) such payment is made in respect of work performed, services provided or goods delivered during a period of time which includes the Effective Time; or (ii) the Effective Time intervenes between the making of such payment and the performance of the work or services or delivery of goods, the Parties will allocate the burden of such payment in a manner which reflects the relative benefit of such work performed, services provided or goods delivered to each Party; provided, however, it shall be presumed that any work performed, services provided or goods delivered prior to and including the Effective Time are for the benefit of Sellers and any work performed, services provided or goods delivered after the Effective Time are for the benefit of Purchaser.

         6.23     Relationship of the Parties.

         (a) Nothing in this Agreement or the other agreements contemplated hereby shall be construed to create any joint venture, partnership, agency or other similar fiduciary relationship between the parties hereto or thereto. The Parties and their Affiliates under this Agreement and the other agreements contemplated hereby are nothing other than independent contractors for the sale or purchase of specific property, goods or services. The Parties hereto acknowledge that, for purposes of this Agreement and the other agreements contemplated hereby, (i) none of the Parties or their Affiliates shall be considered to be the agent, representative, employee, master, or servant of the others for any purpose, (ii) none of the Parties or their Affiliates shall have any obligation to manage or operate any of their respective businesses with any duty or standard of care to the other Party or their Affiliates, and (iii) none of the Parties or their Affiliates have any authority, right or power to enter into a contract or commitment, assume any obligation or make any representation or warranty on behalf of the others (except as expressly specified in this Agreement or the other agreements contemplated hereby). The Parties agree and acknowledge that except as expressly provided herein or in the other agreements contemplated hereby, none of the Parties or their Affiliates shall owe duties, fiduciary or otherwise, to the other. The Parties and their Affiliates are, and will be after Closing, competitors with the right to pursue any business opportunity for their respective individual benefit and make no representation or warranty regarding the manner in which they will conduct their respective businesses and operations. None of the Parties or their Affiliates shall have any obligation to refrain from (i) engaging in the same or similar activities or lines of business as the Parties or their Affiliates, (ii) developing or marketing any products or services that compete, directly or indirectly with those Parties or their Affiliates, (iii) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in direct or indirect competition with, the Parties or their Affiliates, or (iv) doing business with any client or customer of the Parties or their Affiliates. None of the Parties or their Affiliates shall have any obligation to offer any business opportunity and may modify or otherwise change any of their respective businesses or operations at any time.

         6.24 Preparation of Audited Financial Statements. Sellers covenant and agree with Purchaser that Sellers will take such actions as are reasonable necessary to ensure audited consolidated financial statements of Sellers for the years ended 1999, 2000 and 2001 and unaudited consolidated financial statements of Sellers for the nine-month stub period ended

September 30, 2002 relating to the Assets (the "Audited Financial Statements") are made available to Purchaser as soon as practical after the execution of this Agreement. The Audited Financial Statements are to be prepared in accordance with GAAP, and all of the costs relating to the audit are to be paid by Purchaser.

         6.25 Financing Covenants. Purchaser and Purchaser's Guarantor will use their commercially reasonable best efforts to secure the financing which is a condition for the Purchaser to perform its obligations hereunder as provided in Section 7.2(e). In this regard, Purchaser and Purchaser's Guarantor will take or cause to be taken all action that is reasonably required in order to comply with or satisfy the Financing Commitments. Additionally, unless Purchaser has the fully-committed financing and cash on hand to complete the purchase contemplated by this Agreement at Closing, between the date of signing of this Agreement and the Closing, Purchaser and Purchaser's Guarantor will not enter into any commitment or transaction which would limit, hinder or impair Purchaser's ability to consummate its purchase obligations hereunder. Purchaser and Purchaser's Guarantor will keep Sellers informed of any revisions, revocations, expirations, withdrawals or other changes in any of the Financing Commitments that Purchaser or Purchaser's Guarantor may receive and in the actions or prospects contemplated thereby. In the event that Purchaser or Purchaser's Guarantor intends to issue a press release relating to the financing described by this Section, Purchaser or Purchaser's Guarantor must first consult with and obtain Sellers' approval of such press release, which approval will not be unreasonably withheld.

         6.26 Stockholder Approval of Issuance of Guarantor Common Stock. If stockholder approval is determined to be necessary under stock exchange rules applicable to Purchaser's Guarantor in connection with the issuance of shares of Guarantor Common Stock in lieu of a portion of the cash Purchase Price pursuant to Section 2.5, Purchaser's Guarantor, shall:

                  (a) at Closing, issue to Sellers (i) that number of shares of Guarantor Common Stock which it is permitted to issue without stockholder approval, and (ii) an exchangeable or convertible promissory note which will, upon receipt of such stockholder approval, be automatically exchanged for or converted into the number of shares of Guarantor Common Stock which, when added to the number of shares issued at Closing, would equal the total amount of Guarantor Common Stock which Sellers would have been entitled to receive at Closing but for the requirement to obtain stockholder approval;

                  (b) duly call, give notice of, convene and hold a special meeting of its stockholders promptly following a determination that stockholder approval is necessary for the purpose of considering and taking action upon a proposal to approve such action as may be necessary for the issuance of the shares of Guarantor Common Stock upon the exchange or conversion of such note;

                  (c) prepare and file with the Commission a preliminary proxy statement and use its commercially reasonable efforts (x) to obtain and furnish the information required to be included by the Commission in the definitive proxy statement, and, after consultation with the Sellers, to respond promptly to any comments made by the Commission with respect to the preliminary proxy statement and cause a definitive proxy statement to be mailed to its stockholders and (y)to obtain the necessary approval of the necessary action by its stockholders; and

                  (d) include in the proxy statement the recommendation of its Board of Directors that stockholders of the Purchaser's Guarantor vote in favor of the approval of the stockholder proposal.

         6.27 Listing of Guarantor Common Stock. Purchaser's Guarantor shall use its commercially reasonable best efforts to cause the shares of Guarantor Common Stock, if any, to be issued under this Agreement to be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

                                   ARTICLE VII
                                   CONDITIONS

         7.1 Conditions to Each Party's Obligation to Close. The respective obligations of each Party to be performed at the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                  (a) Filings; Waiting Periods; Approvals. The waiting period applicable to the consummation of the transactions contemplated herein under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Closing Date with, and all consents, approvals, permits, releases and authorizations required to be obtained prior to the Closing Date from, any Governmental Authority or other Person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Sellers and Purchaser shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits, releases and authorizations would not be reasonably likely to result in a Material Adverse Effect on Sellers' assets, taken as a whole, or the Business or to materially adversely affect the Closing or to be contrary to Applicable Laws.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition, including legislation, preventing the consummation of the transactions contemplated herein shall be in effect; provided, however, that prior to invoking this condition, each Party shall have complied fully with its obligations under Section 6.4 and, in addition, shall have used all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

         7.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to be performed at the Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by
Purchaser:

                  (a) Representations and Warranties. The representations and warranties of Sellers and Sellers' Guarantor set forth in Article IV shall be true and correct in all material respects (provided, that any such representation or warranty that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby as to materiality) as of the Closing Date as though made on and as of the Closing Date, and Purchaser shall have received a certificate signed by a Responsible Officer of Sellers and Sellers' Guarantor to such effect.

                  (b) Performance of Covenants and Agreements by Sellers. Sellers shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date, and Purchaser shall have received a certificate signed by a Responsible Officer of Sellers to such effect.

                  (c) Deliveries. Sellers shall have delivered to Purchaser all of the documents required to be delivered by Sellers pursuant to Section 3.2(a) and the Audited Financial Statements required to be delivered by Sellers pursuant to Section 6.24.

                  (d) Required Consents and Authorizations. Sellers shall have received (and shall have furnished copies thereof to Purchaser) all consents and authorizations of third parties required to transfer the contracts between Sellers and FedEx Corporation, between Sellers and MILG&W, and relating to Sellers' rights in the Capline and Southcap pipelines; provided however, if such consents are not obtained, Sellers may elect to provide to Purchaser the economic benefit of such contracts until such consents are obtained. -

                  (e) Equity and Debt Financing. Purchaser shall have obtained, on terms and conditions reasonably satisfactory to it, all of the financing it needs, including but not limited to, the sale of equity securities, in order to consummate the transactions contemplated hereby and to fund the working capital needs of the Business after Closing. Purchaser's failure to obtain such financing will excuse Purchaser's obligation to be performed at Closing only if it has notified Sellers of its inability to obtain such financing not less than ten business days prior to Closing, which notification shall be accompanied by a notice from Purchaser's lead investment banker regarding its opinion as to the dollar amount of equity financing that is available to Purchaser at such time, and Sellers have not, within five business days after receipt of Purchaser's notice, notified Purchaser that Sellers will accept shares of Guarantor Common Stock as part of the Purchase Price, pursuant to its rights under Section 2.5, in sufficient number to provide the financing that Purchaser needs.

                  (f) Taking of Assets. In the event that prior to Closing there shall be instituted or threatened any proceeding or other action, including, without limitation, eminent domain, condemnation or other governmental proceeding, that results in a reasonable probability of Sellers or Purchaser (after Closing) losing any portion of or interest in the Assets, Sellers shall immediately notify Purchaser, and Purchaser, if such proceeding has a reasonable probability of a taking of Assets with a value in excess of Twenty-Five Million Dollars ($25,000,000), shall have the right to terminate this Agreement within ten (10) days from the date of such notice, by giving notice to Sellers of the election to terminate. If Purchaser is not entitled to or, if entitled, does not timely terminate this Agreement, then Sellers shall assign to Purchaser at Closing any rights Sellers may have to receive any payments (net of any expenses) as a result of any such proceeding or other action.

                  (g) Material Adverse Change. Prior to the Closing, there shall not have been any change (other than changes affecting the economy generally or affecting the petroleum industry, including refining, marketing, transportation, terminaling and trading) that individually or in any combination thereof result in adverse effect in excess of Twenty-Five Million Dollars ($25,000,000.00) with respect to the value of any of the Assets (for the types of purposes to which the same have been or could lawfully have been devoted at any time during the six (6) month period immediately prior to the date of this Agreement). In the event of such material adverse change, the Parties agree that Sellers shall have the right, but not the obligation, to correct or cure any the material adverse change at its sole option and cost prior to Closing. In addition, Sellers shall have the right, but not the obligation, to extend the Closing Date for up to thirty (30) days within which to use reasonable business efforts to cure or correct any such material adverse change.

         7.3 Conditions to Obligation of Sellers. The obligations of Sellers to be performed at the Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by
Sellers:

                  (a) Representations and Warranties. The representations and warranties of Purchaser and Purchaser's Guarantor set forth in Article V shall be true and correct in all material respects (provided, that any such representation or warranty that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby as to materiality) as of the Closing Date as though made on and as of the Closing Date, and Sellers shall have received a certificate signed by a Responsible Officer of each of Purchaser and Purchaser's Guarantor to such effect.

                  (b) Performance of Covenants and Agreements by Purchaser and Purchaser's Guarantor. Purchaser and Purchaser's Guarantor shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date, and Sellers shall have received a certificate signed by a Responsible Officer of Purchaser and Purchaser's Guarantor to such effect.

                  (c) Deliveries. Purchaser and Purchaser's Guarantor shall have delivered to Sellers all of the documents required to be delivered pursuant to Section 3.2(c) and (d), respectively.

                                  ARTICLE VIII
                                   TERMINATION

         8.1 Termination Rights. This Agreement may be terminated at any time prior to the Closing Date:

                  (a)      By mutual written consent of Purchaser and Sellers;

                  (b) By either Sellers or Purchaser if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Closing and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party until such Party has used all reasonable efforts to remove such injunction, order, decree or ruling);

                  (c) By Purchaser if (i) there has been a breach of the representations and warranties made by Sellers or Sellers' Guarantor in Article IV that results in a Material Adverse Effect as to Sellers (provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this clause (i) unless Purchaser has given Sellers at least 30 days prior notice of such breach, Sellers has failed to cure such breach within such 30-day period, and the condition described in Section 7.2(a), other than the provision thereof relating to the certificate signed by a Responsible Officer of Sellers, would not be satisfied if the Closing were to occur on the day on which Purchaser gives Sellers notice of such termination); or (ii) Sellers has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement, and such failure has not been, or cannot be, cured within a reasonable time after notice and a demand for cure thereof; or

                  (d) By Sellers if (i) the Closing has not occurred by March 31, 2003 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to Sellers if Sellers' breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date); (ii) there has been a breach of the representations and warranties made by Purchaser or Purchaser's Guarantor in
Article V that results in a Material Adverse Effect as to the Purchaser or Purchaser's Guarantor (provided, however, that Sellers shall not be entitled to terminate this Agreement pursuant to this clause (ii) unless Sellers have given Purchaser at least 30 days prior notice of such breach, Purchaser has failed to cure such breach within such 30-day period, and the condition described in
Section 7.3(a), other than the provision thereof relating to the certificate signed by a Responsible Officer of Purchaser, would not be satisfied if the Closing were to occur on the day on which Sellers gives Purchaser notice of such termination); (iii) Purchaser has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement, and such failure has not been, or cannot be, cured within a reasonable time after notice and a demand for cure thereof; or (iv) the Purchaser has not effected the financing contemplated by Section 7.2(e).

         8.2 Effect of Termination. Except as otherwise provided, if this Agreement is terminated by either Sellers or Purchaser pursuant to the provisions of Section 8.1, this Agreement shall forthwith become void except for, and there shall be no further obligation under this Agreement on the part of either Party or its respective Affiliates, directors, officers, or stockholders except pursuant to, the provisions of Sections 6.3(d), 6.3(f) and
6.6 and Article X (which shall continue pursuant to their terms); provided, however, that a termination of this Agreement shall not relieve either Party from any liability for damages incurred as a result of a breach by such Party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination (including without limitation, Sellers' and Purchaser's rights to liquidated damages in certain events as provided in Section 11.7 below).

                                   ARTICLE IX
                     INDEMNIFICATION AND THIRD PARTY CLAIMS

         9.1      Indemnification.

                  (a) Each of Sellers and Purchaser (each an "Indemnifying Party") hereby agrees to be responsible for, pay for and indemnify, defend and hold harmless the other Party, and its directors, officers, manager, owners, shareholders, employees and Affiliates (hereinafter, collectively, "related persons"), from and against any and all Claims (as that term is defined below in
Section 9.1(d)) asserted against, resulting to, imposed upon or incurred by such other Party or such other Party's related persons (each an "Indemnified Person"), relating to, arising from or resulting from:

                           (i)      the inaccuracy or breach of any
representation or warranty of the Indemnifying Party contained in or made pursuant to this Agreement, other than Section 4.12 (concerning Environmental Matters) which is covered by a separate indemnity set forth in Section 9.4 or any certificate delivered pursuant to this Agreement; and

                           (ii)     the breach of any covenant or agreement of
the Indemnifying Party contained in or made pursuant to this Agreement.

                  (b) Purchaser shall be responsible for, shall pay for and shall indemnify, defend, and hold Sellers and their related persons harmless from and against, any and all Claims:

                           (i)      relating to, arising from or resulting from
all environmental matters that are not covered by Sellers' indemnity in Section
9.4 (excluding anything for which Sellers would have been otherwise obligated to indemnify Purchaser but for the Sellers' limitations on its indemnification obligations described in Sections 9.4(c)(iii) and 9.7) and from the ownership or operation of the Assets from and after Effective Time; and

                           (ii)     relating to, arising from or resulting from
its obligations under the provisions of Section 6.9 of this Agreement.

                  (c) Sellers shall be responsible for, shall pay for and shall indemnify, defend, and hold Purchaser and its related persons harmless from and against, any and all Claims:

                           (i)      relating to, arising from or resulting from
the ownership or operation of the Assets prior to the Effective Time except for Claims which are specifically addressed by the provisions of Section 9.4, which Claims shall be governed by that section; and

                           (ii)     relating to, arising from or resulting from
their obligations under the provisions of Section 6.9 of this Agreement.

                  (d) As used in this Article IX, the term "Claim" shall include (x) all debts, liabilities and obligations; (y) all losses, damages, costs and expenses, including pre- and post-judgment interest, penalties, fines, court costs and attorneys' fees and expenses; and (z) all demands, claims, actions, costs of investigation, causes of action, proceedings, arbitrations, controversy judgments, settlements and assessments, whether or not ultimately determined to be valid and whether based on contract, tort, statute, strict liability, negligent acts or omissions or other legal or equitable theory.

         9.2 Defense of Third Party Claims. In the event any Claim is asserted against any Indemnified Person by a third party, the Indemnified Person shall, with reasonable promptness, notify the Indemnifying Party of such Claim. If the Indemnified Person does not so notify the Indemnifying Party within 30 days after becoming aware of such Claim, then the Indemnifying Party shall, if such delay materially prejudices the Indemnifying Party with respect to the defense of such Claim, be relieved of liability hereunder in respect of such Claim only to the extent of the damage caused by such delay. Within fifteen (15) days of the receipt of a notice of a Claim, the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party elects to defend such Claim. In any such proceeding, following receipt of notice properly given, the Indemnifying Party shall be entitled, at its sole discretion, to assume the entire defense of such Claim (with counsel selected by it which is reasonably satisfactory to the Indemnified Person or Persons), and the Indemnifying Party shall bear the entire cost of defending such Claim; provided that if, in the Indemnified Party's and the Indemnifying Party's reasonable judgment, a conflict of interest exists between the Indemnified Party and the Indemnifying Party with respect to such Claim, or if the Indemnifying Party elects not to defend such Claim, or if the Indemnifying Party fails to notify the Indemnified Party within the fifteen (15) day notice period that it elects to defend such Claim, such Indemnified Party shall be entitled to select counsel of its own choosing, in which event the Indemnifying Party shall be obligated to pay the reasonable fees and expenses of such counsel to the extent that the Indemnifying Party is finally determined to be obligated to indemnify the Indemnified Party under this Agreement. The Indemnifying Party shall not have the right to settle any such Claim without the written consent of the Indemnified Person or Persons, which consent shall not be unreasonably withheld; provided that the Indemnifying Party shall not enter into any such settlement, compromise or judgment without the prior written consent of the Indemnified Party if it would result in the imposition of any non-monetary liability or obligation on the Indemnified Party. In the event of the assumption of the defense by the Indemnifying Party, the Indemnifying Party shall not be liable for any further legal or other expenses subsequently incurred by the Indemnified Persons in connection with such defense unless otherwise agreed to in writing by the Indemnifying Party or as herein provided; provided, however, the Indemnified Persons shall have the right to participate in such defense, at their own cost, and shall have the obligation to cooperate therewith. If the Indemnifying Party refuses or fails at any time to defend the Indemnified Party against any Claim, the Indemnified Party shall have the right to undertake the defense, and to compromise or settle such Claim on behalf of and for the account and at the risk of the Indemnifying Party to the extent that the Indemnifying Party is finally determined to be obligated to indemnify the Indemnified Party under this Agreement with respect to such Claim.

         9.3 Limits on Indemnity Obligations. The indemnity obligations of the Parties under this Article IX, except for those under Sections 9.4 through
9.6 (which are subject to the restrictions and limitations stated in those sections) unless otherwise specifically stated in this Section 9.3, are subject to the following restrictions and limitations:

                  (a) No Indemnified Person shall be entitled to seek indemnification from any Indemnifying Party with respect to any Claim under
Section 9.1(a)(i) unless such Indemnified Person notifies such Indemnifying Party of such Claim within the survival period set forth in Section 9.7.

                  (b) No individual Claim of the Purchaser or any of its related persons under Section 9.1 shall be made for indemnification hereunder unless it exceeds an amount equal to $150,000 (`Purchaser Claims"). Furthermore, if the total amount of all Purchaser Claims (exclusive of Purchaser Claims covered by Section 9.4), including the immediately preceding sentence, does not exceed an amount equal to $5,000,000 (the "Deductible"), then Sellers shall have no obligation under this Article IX with respect to any such Claim. If the total amount of all Purchaser Claims exceeds the Deductible, then Sellers' obligations under this Article IX shall be limited to the amount by which the aggregate amount of all Purchaser Claims exceeds the Deductible.

                  (c) Sellers' obligations under this Article IX (excluding any amounts it is required to pay under Section 9.4) shall be limited to an aggregate maximum amount of $50,000,000 (the "Ceiling").

                  (d) Except as otherwise specifically provided in this Agreement, in the absence of fraud, the sole and exclusive remedy of both Purchaser and Sellers hereunder or otherwise in connection with Claims for matters covered in Section 9.1 shall be restricted to the rights set forth in this Article IX, excluding, however, any cause of action for specific performance.

                  (e) No Claims shall be recoverable by an Indemnified Person with respect to any matter which is covered by insurance or a third party indemnitor, to the extent that proceeds of such insurance or other third party indemnitor are paid net of any costs incurred in connection with the collection thereof (including, but not limited to, present, retrospective or future premiums, self-insured retention amounts, deductibles, legal and administrative costs and costs of investigations); and an Indemnified Person, hereby agrees to exhaust all reasonable remedies against all applicable insurers or indemnitors prior to recovering any amounts hereunder. All Claims shall be reduced by any tax savings to be realized by the Indemnified Person in connection with such matter.

         9.4      Environmental Indemnity

                  (a) Sellers shall indemnify, defend and hold harmless Purchaser and its related parties from and against any Claims suffered or incurred by Purchaser solely (i) as a consequence of a breach of the representations and warranties contained in Section 4.12; (ii) as a consequence of any Claims for environmental liabilities known to Sellers before Closing but not disclosed in the Disclosure Schedule; and (iii) as a consequence of any Claims for environmental liabilities not known to Sellers prior to Closing. Notwithstanding anything in the preceding sentence to the contrary, Sellers' environmental indemnities shall not apply to Claims suffered or incurred by Purchaser arising out of any EPA Section 114 proceedings or actions relating to the Assets, including such proceedings or actions as may arise with respect to all scheduled environmental liabilities or with respect to environmental liabilities not known to Sellers before Closing ("Purchaser's
Section 114 Environmental Obligations"). With respect to all environmental liabilities not known to Sellers prior to the Closing, Purchaser understands and acknowledges that Sellers have purchased the Environmental Insurance Policy naming the Purchaser as an additional insured and that Purchaser has agreed to comply with the terms of the Environmental Insurance Policy as a condition to Sellers' indemnity obligations under this Section 9.4. Purchaser shall assume, and indemnify Sellers and their related parties from and against, all environmental liabilities described on the Disclosure Schedule and Purchaser's
Section 114 Environmental Obligations.

                  (b) Sellers' obligation with respect to Claims by Purchaser for the matters addressed in Section 9.4(a) shall be limited to those matters as to which Purchaser provides Sellers with written notice (such notice to conform with other relevant provisions of this Agreement and to contain, to the extent available, reasonable details of the claim for which indemnity is sought) of said claim within seven (7) years after the Closing Date. Sellers' obligations with regards to Claims by Purchaser for environmental liabilities not known to Sellers prior to Closing shall be conditioned upon Purchaser's compliance with the terms of the Environmental Insurance Policy.

                  (c) With respect to Claims by Purchaser relating to matters that are described by Section 9.4(a):

                           (i)      Sellers shall only be required to defend,
indemnify and hold harmless Purchaser and its Indemnified Person (each a "Purchaser Indemnified Person") to the extent that: (A) investigation, containment or remediation of the Hazardous Material is required pursuant to an applicable Environmental Law that is in effect as of and is enforceable as of the Closing Date and is of the type required by any Governmental Authority at the time of Closing; (B) the Remediation Standards (as defined in Section 9.4(f)) that must be met in order to satisfy the requirements of the applicable Environmental Law are no more stringent than the Remediation Standards that (i) were in effect as of and were enforceable as of the Closing Date under the applicable Environmental Law that is the source of the obligation to conduct a remediation, or, where no such Remediation Standards had been promulgated and were enforceable as of the Closing Date, Remediation Standards that were applied, within one year prior to the Closing Date, on a case-by-case basis, to properties that are most similar to the property that is subject to a remediation and would be the least stringent Remediation Standards, taking into account that the normal operating condition at the affected facility shall be maintained at all times, that would be applicable given the use of the property as of the day before the Closing Date or as required by any Governmental Authority; and (C) such investigation and/or remediation is conducted using the most cost-effective methods, taking into account that the normal operating condition at the affected facility shall be maintained at all times, for investigation, remediation and/or containment consistent with applicable Environmental Law. If Sellers are undertaking remedial action, Sellers shall not be responsible for any effect the remediation has upon the business or operations of Purchaser (including, without limitation, business interruptions or lost profits); however, Sellers agree to use commercially reasonable efforts to avoid or minimize any business interruption.

                           (ii)     If the costs of an investigation or
remediation at any of the Real Property that is subject to an indemnity by Sellers hereunder are increased due to an act or omission (after the Closing) by a person other than Sellers, or an Affiliate of Sellers, Sellers shall not be responsible for any such increase in costs incurred. Sellers shall not be responsible for any increased costs or increased Claims by Purchaser under this subsection to the extent they arise by reason of (A) the voluntary closure of Operations at any Real Property or (B) a material change in use of any of said property from the use of said property as of the Closing.

                           (iii)    Notwithstanding anything to the contrary
herein, Sellers shall not have any obligation in connection with this Section
9.4 unless each individual Claim exceeds $50,000, regardless of whether such Claim is covered by the Environmental Insurance Policy. In no event will Sellers be liable under this Section 9.4 for an aggregate amount exceeding $50,000,000 in excess of the amounts of Environmental Claims and Losses paid or provided under the Environmental Insurance Policy described in Section 6.11.

                  (d) Notwithstanding anything to the contrary herein, with respect to claims arising pursuant to 9.4, Seller shall not be obligated to indemnify Purchaser Indemnified Persons for the costs and expenses associated with Purchaser Indemnified Persons' overseeing of Sellers' performance of its defense and indemnity obligations, including, but not limited to, the costs and expenses of overseeing of Sellers' legal counsel, consultants, or employees, and Sellers shall not be obligated to indemnify Purchaser Indemnified Parties for any costs or expenses of Purchaser Indemnified Parties for management and employee time costs.

                  (e) To the extent that Purchaser Indemnified Persons make a claim, pursuant to Section 9.1, for breach of the representations and warranties set forth in Section 4.12, the provisions of this 9.4 shall be applicable to such claim. Claims brought pursuant to this 9.4 shall be subject to the procedures for indemnification set forth in Section 9.2 if such claims are third party claims.

                  (f) For purposes of this Agreement, the term "Remediation Standard" means a numerical standard (whether resulting from an enacted statute, promulgated regulation, guidance or policy document issued by a regulatory agency, or developed on a case-by-case basis through a risk assessment or other methodology authorized pursuant to an applicable Environmental Law and acceptable to the Governmental Authority) that defines the concentrations of Hazardous Material that may be permitted to remain in any environmental media after an investigation, remediation or containment of a release of Hazardous Material.

         9.5 Exclusive Remedy for Environmental Matters; Indemnification by Purchaser. Notwithstanding anything to the contrary in this Agreement, Purchaser Indemnified Persons hereby agree that their sole and exclusive remedy against Sellers and its related persons, with respect to any and all matters arising under or related to Environmental Law or Hazardous Material (with respect to the Business), Sellers (with respect to the Business), and the Real Property, shall be the indemnity set forth in 9.4. Except with respect to the remedy referred to in the preceding sentence, the Purchaser Indemnified Persons hereby waive, to the fullest extent permitted under applicable law, and forever release Sellers and (with respect to the Business), the Real Property, from, any and all Purchaser Claims arising under Environmental Laws or relating to Hazardous Material or the environment.

         9.6 Environmental Fines and Penalties. Without limitation as to time, Sellers shall indemnify, defend and hold harmless Purchaser and its related parties from and against any Claims suffered or incurred by Purchaser solely as a consequence of any fines or penalties accessed against Purchaser that result from Sellers' operation of the Business or ownership of the Assets prior to Closing; provided, however, that Purchaser will notify Sellers of all EPA Section 114 and other Governmental Authority actions, proceedings, meetings and notices relating to the Assets and involving pre-Closing environmental matters that might reasonably lead to any fines or penalties upon Sellers, and shall endeavor in good faith to facilitate Sellers' participation therein.

         9.7 Survival. The representations, warranties and covenants made in this Agreement or in any certificate or instrument delivered in connection herewith and the concomitant indemnities relating thereto shall survive the Closing and continue to be applicable and binding thereafter for a period of three (3) years after the Closing Date (except for the representations and warranties contained in Sections 4.8 and 4.10, and the related indemnities, which shall survive for a period of five (5) years after the Closing Date and for the representations and warranties contained in Section 4.12 and the indemnities related thereto which shall survive for a period of seven (7) years after the Closing Date), at which time the same shall terminate and be extinguished.

                                   ARTICLE X
                              REGISTRATION RIGHTS

         10.1 Registration Rights. In the event that Sellers elects to accept shares of the Guarantor Common Stock as part of the Purchase Price pursuant to Section 2.5, Sellers shall have the following rights:

                  (a) As used in this Section 10.1, the following terms have the meanings set forth below:

         "Commission" means the United States Securities and Exchange
Commission.

         "Demand Registration Statement" means a registration statement on Form S-1 or S-3 filed with the Commission under the Securities Act.

         "Disadvantageous Condition" has the meaning set forth in Section 10.1(b)(iii).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Holders" means the Sellers or any Person who becomes a holder of Subject Securities after the Closing Date as a result of a No-Sale Transaction.

         "No-Sale Transaction" means a transfer from a Holder of Subject Securities that does not constitute a "sale" (as such term is understood and defined under the Securities Act), including without limitation a distribution from a Holder that is a corporation, partnership, joint venture, limited liability company, association or trust to the owner of a beneficial interest in such Holder, provided, however, that in any such transaction the recipient must be able to tack the holding period to that of the Holder.

         "Guarantor Common Stock" means the shares of common stock, par value $_per share, of Purchaser's Guarantor.

         "Piggy-back Registration" has the meaning set forth in Section 10.1(g)(i).

         "Registration Expenses" has the meaning set forth in Section 10.1(e).

         "Registration Termination Date" means the second anniversary of the date when the Commission first declares the Demand Registration Statement effective; provided, however that the Registration Termination Date shall be extended for a period equal to the aggregate period or periods during which the Holders have been precluded from selling any Subject Securities under subparagraph (b)(iii) by reason of receipt of a Suspension Notice. Notwithstanding anything to the contrary, the Registration Termination Date shall occur at such earlier date as the Subject Securities become freely transferable on the public market without any restrictions or limitations pursuant to Rule 144(k) promulgated by the Commission or has been sold in compliance with the Securities Act.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Subject Securities" means the shares of Guarantor Common Stock issued as part of the Purchase Price pursuant to Section 2.5, and any common stock or other security issued or issuable as a dividend or other distribution with respect to, or in exchange for, or upon conversion or in replacement of, any of such Guarantor Common Stock; provided, however, that a security is not a Subject Security after (i) it has been effectively registered and disposed of under the Securities Act, (ii) it has been publicly sold pursuant to Rule 144 (or any similar provisions then in force) under the Securities Act, or (iii) it is capable of being disposed of without volume restrictions pursuant to Rule 144(k) (or any similar provisions then in force) under the Securities Act..

         "Suspension Notice" has the meaning set forth in Section 10.1(b)(iii).

                  (b)      (i) If the Subject Securities are issued pursuant to
Section 2.5, as promptly as practicable after receipt of a written request by the Holders of at least 25% of the Subject Securities (but in no event more than 30 days thereafter, subject to Purchaser's Guarantor's right to extend such time in the event that there exists any Disadvantageous Condition which would permit Purchaser's Guarantor to issue a Suspension Notice if the Demand Registration Statement were already effective), Purchaser's Guarantor will, on up to three
(3) occasions, prepare and file
with the Commission a Demand Registration Statement for the purpose of registering the resale in the market from time to time of the Subject Securities by Holders or by potential assignees of such Holders to which all or a portion of such Holders' Subject Securities may be transferred in a No-Sale Transaction.

                           (ii)     Purchaser's Guarantor will use its
reasonable efforts to have the Demand Registration Statement declared effective by the Commission as promptly as practicable and thereafter to maintain the effectiveness of the Demand Registration Statement and, subject to subparagraph
(iv) below, to maintain such Demand Registration Statement "current" (as below defined) at all times until the Registration Termination Date. Purchaser's Guarantor shall promptly give written notice to the Holders when the Registration Statement has been declared effective by the Commission and is available for use by Holders for the resale of Subject Securities.

                           (iii)    If the Holders initiating the registration
request hereunder ("Initiating Holders") intend to distribute the Subject Securities covered by their request by means of an underwriting, they shall so advise Purchaser's Guarantor as a part of their request made pursuant to subsection 10. 1(b)(i). The managing underwriter will be selected by the Initiating Holders and shall be reasonably acceptable to Purchaser's Guarantor. In such event, the right of any Holder to include its Subject Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Subject Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with Purchaser's Guarantor) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting; provided, however, that no Holder (or any of their Permitted Transferees) shall be required to make any representations, warranties or indemnities except as they relate to such Holder's ownership of shares and authority to enter into the underwriting agreement and to such Holder's intended method of distribution and as otherwise may be required by applicable law or regulation. In addition, to the extent requested by the Holders or the managing underwriter, Purchaser's Guarantor will conduct and engage in the marketing activities normally or typically engaged in by an issuer in connection with an underwritten offering of its securities.

                           (iv)     The Demand Registration Statement shall not
be considered to be "current" at any time when, by reason of occurrence of any event or by reason of the passage of time, the Demand Registration Statement does not meet the requirements of Section 10, Section 12(2) or Section 17 of the Securities Act, or the Demand Registration Statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Demand Registration Statement shall disclose that Holders may elect to resell Subject Securities without registration of such sales under the Demand Registration Statement, by making such sales under and as permitted by Rules 144 or 145, as applicable, of the Commission under the Securities Act. If at any time or times after the Demand Registration Statement is declared effective by the Commission, Purchaser's Guarantor's Board of Directors determines that the offering of Guarantor Common Stock under the Demand Registration Statement would be adversely affect or impact Purchaser's Guarantor's ability to negotiate or complete a material financing, merger, acquisition or other material transaction or event involving Purchaser's Guarantor or its subsidiaries that has not been publicly disclosed or the unavailability of any required financial statements for reasons substantially beyond the control of the Purchaser's Guarantor, (a "Disadvantageous Condition"), Purchaser's Guarantor shall be entitled to either suspend the effectiveness of the Demand Registration Statement with the Commission or suspend the availability of the Demand Registration for resales of Subject Securities by Holders, or may take both such actions, and shall promptly notify all Holders thereof by delivery of written notice (a "Suspension Notice"); provided, however, that Purchaser's Guarantor's obligation to maintain the Demand Registration Statement current under this
Section 10.1(b) shall not be suspended by reason of Purchaser's Guarantor's failure to disclose information at a time when public disclosure of such information is required by law. Upon receipt of a Suspension Notice, Holders shall immediately discontinue the use of the Demand Registration Statement for any purpose until notified by Purchaser's Guarantor that the Demand Registration Statement is current and available for use by Holders for sales of Subject Securities. Purchaser's Guarantor shall not be entitled to suspend the effectiveness of the Demand Registration Statement for more than 60 consecutive days or an aggregate of 120 days within any twelve-month period and no subsequent suspension period shall occur unless at least 90 days have elapsed during which Sellers can utilize the Registration Statement. As promptly as practicable after the public disclosure of such Disadvantageous Condition or the Purchaser's Guarantor determines that the Disadvantageous Condition no longer exists, Purchaser's Guarantor shall amend or supplement the Demand Registration Statement to the extent necessary to make the Demand Registration Statement current, and shall give prompt written notice to all Holders when the Demand Registration Statement is again available for resales of Subject Securities.

                           (v)      If Purchaser's Guarantor should undertake an
underwritten public offering of its shares either after the Demand Registration Statement has been declared effective or prior to the consummation of the transactions contemplated by this Agreement, Sellers shall, upon the request of the managing underwriter of such offering, agree and commit, and it does hereby agree and commit, that it will not effect any public sale or distribution, directly or indirectly, or make any offer to sell, contract to sell (including without limitation any short sale), grant any option to purchase or otherwise transfer or dispose (including sales pursuant to Rule 144) of any of the Subject Securities, other than those which are included in a Piggy-Back Registration, during a period of seven days prior to and up to 180 days after the closing of such public offering without the consent of the managing underwriter. This restriction shall not apply to the offer and sale of any Subject Securities which may be covered by the registration statement covering such public offering.

                           (vi)     Purchaser's Guarantor shall promptly notify
all Holders of Subject Securities of, and confirm in writing, the issuance by the Commission of any stop order suspending the effectiveness of the Demand Registration Statement or the initiation of any proceedings for that purpose. Purchaser's Guarantor shall use its reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Demand Registration Statement at the earliest possible time.

                           (vii)    Purchaser's Guarantor will cause all of the
Subject Securities to be listed on each securities exchange on which similar securities issued by Purchaser's Guarantor are then listed no later than the effective date of the Demand Registration Statement or Piggy-Back Registration, as the case may be.

                  (c) Purchaser's Guarantor will indemnify and hold harmless each Holder, each of such Holder's officers, directors, partners, or members, as the case may be, and each Person controlling such Holder, with respect to which registration or qualification of Subject Securities has been effected pursuant to this Section 10.1 against all claims, losses, damages, and liabilities, joint or several (or actions in respect thereof), arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in the Demand Registration Statement or Piggy-Back Registration, as the case may be, prospectus, or offering circular, or in any document incorporated by reference in any of the foregoing, or arising out of or based upon any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Purchaser's Guarantor of any rule or regulation promulgated under the Securities Act applicable to Purchaser's Guarantor and relating to action or inaction required of Purchaser's Guarantor in connection with the Demand Registration or Piggy-Back Registration, as the case may be and will promptly reimburse Holder and, each of such Holder's officers, directors, partners, or members, as the case may be, and each Person controlling such Holder, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claims, loss, damage, liability or action; PROVIDED, however, that Purchaser's Guarantor will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon any untrue statement or omission based upon written information furnished to Purchaser's Guarantor by such Holder specifically for inclusion in any such registration statement, prospectus or offering circular. The obligations of Purchaser's Guarantor under the foregoing indemnity agreement shall survive the completion of the offering of Subject Securities under the Demand Registration Statement or Piggy-Back Registration, as the case may be.

                  (d) Each Holder with respect to which registration or qualification of Subject Securities has been effected pursuant to this Section
10.1 will indemnify and hold harmless Purchaser's Guarantor, each of Purchaser's Guarantor's officers, directors, and each Person controlling Purchaser's Guarantor, against all claims, losses, damages, and liabilities, joint or several (or actions in respect thereof), arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, or offering circular, or in any document incorporated by reference in any of the foregoing, or arising out of or based upon any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by such Holder of any rule or regulation promulgated under the Securities Act or Exchange Act applicable to such Holder and relating to action or inaction required of such Holder in connection with any such registration or qualification, and will promptly reimburse Purchaser's Guarantor, each of Purchaser's Guarantor's officers, directors, and each Person controlling Purchaser's Guarantor, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claims, loss, damage, liability or action; PROVIDED, however, that such Holder will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense does not arise out of or is not based upon any untrue statement or omission based upon written information furnished by such Holder specifically for inclusion in any such registration statement, prospectus or offering circular. The obligations of Holders under the foregoing indemnity agreement shall survive the completion of the offering of Subject Securities under any registration statement provided for in this Section 10.1. Notwithstanding the foregoing, in no event shall any selling Holder be liable for an amount in excess of the proceeds from the sale of the Subject Securities realized by such Holder. Each Holder shall furnish in writing all information to the Purchaser's Guarantor concerning itself and its holdings of securities of the Purchaser's Guarantor as shall be required in connection with the preparation and filing of any Registration Statement covering any Subject Securities.

                  (e) All expenses incident to Purchaser's Guarantor's performance of or compliance with this Section 10.1, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Subject Securities), rating agency fees, printing expenses, messenger and delivery expenses, internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the fees and expenses incurred in connection with the listing of the securities to be registered on the New York Stock Exchange and all securities exchanges on which similar securities issued by Purchaser's Guarantor are then quoted or listed, the fees and disbursements of counsel for Purchaser's Guarantor and its independent certified public accountants (including the expense of any special audit or comfort letters required by or incident to such performance), securities act liability insurance (if Purchaser's Guarantor elects to obtain such insurance), the fees and expenses of any special experts retained by Purchaser's Guarantor in connection with such registration, and fees and expenses of other Persons retained by Purchaser's Guarantor, in connection with each registration hereunder (but not including discounts, commissions, fees or expenses payable to underwriters that are attributable to the Subject Securities offered on behalf of the Selling Holder or to fees and expenses of counsel to the Selling Holder) (collectively, the "Registration Expenses") will be borne by Purchaser's Guarantor.

                  (f) Purchaser's Guarantor will also take such action as may be required to be taken under applicable blue sky laws in connection with the issuance of Guarantor Common Stock pursuant to this Agreement and in connection with resale of Subject Securities by Holders pursuant to the Demand Registration Statement; PROVIDED that Purchaser's Guarantor will not be required to become qualified as a foreign corporation in any jurisdiction.

                  (g) (i) If, at any time during the period ending on the second anniversary of the date of this Agreement, the Purchaser's Guarantor proposes to file a registration statement under the 1933 Act with respect to an offering by the Purchaser's Guarantor for its own account or for the account of any other Person of any class of equity security, including any security convertible into or exchangeable for any equity security (other than a registration statement on Forms S-4 or S-8 (or their successor forms) or filed in connection with an exchange offer or an offering of securities solely to the Purchaser's Guarantor's existing stockholders, and other than as set forth in
(ii) below), then the Purchaser's Guarantor shall in each case give written notice of such proposed filing to the Holders of the Subject Securities at least twenty days before the anticipated filing date, and such notice shall offer such Holders the opportunity to register such number of Subject Securities as each such Holder may request (a "Piggy-back Registration"). Purchaser's Guarantor shall use reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Holders of Subject Securities requested to be included within such 20 days in the registration for such offering to include such securities in such offering on the same terms and conditions as any similar securities of the Purchaser's Guarantor included therein. Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering advises to the Holders of Subject Securities that the total amount of securities which they and any other Persons (other than the Purchaser's Guarantor) intend to include in such offering is sufficiently large to materially and adversely affect the success of such offering, then the amount of Subject Securities to be offered in such event shall be allocated first to the person on whose behalf the Registration Statement has been filed, and then, to the extent that any additional securities can, in the opinion of such managing underwriter or underwriters, be sold without any such material adverse affect, pro rata among the Holders of Subject Securities and all other selling stockholders named or proposed to be named in the Piggy-Back Registration on the basis of the number of outstanding shares of Purchaser's Guarantor common stock requested to be included in such registration by each such Holder and other selling stockholder to the amount recommended by such managing underwriter.

                  (ii) Notwithstanding anything to the contrary contained in this Agreement, the Purchaser's Guarantor shall not be required to include Subject Securities in any registration statement if the proposed registration is
(A)a registration of a stock option or other employee incentive compensation or employee benefit plan or of securities issued or issuable pursuant to any such plan, or a registration statement relating to warrants, options or shares of capital stock granted or to be granted or sold primarily to employees, directors or officers of the Purchaser's Guarantor, (B) a registration of securities issued or issuable pursuant to a stockholder reinvestment plan or other similar plan, (C) a registration of securities issued in exchange for any securities or any assets of, or in connection with a merger or consolidation with, an unaffiliated Purchaser's Guarantor, (D) a registration of securities pursuant to a "rights" or other similar plan designed to protect the Purchaser's Guarantor's stockholders from a coercive or other attempt to cause a change in control of Purchaser's Guarantor, (E) registration of securities filed pursuant to Rule 145 under the 1933 Act or any successor rule, or (F) a registration of securities issued in connection with any debt or preferred stock financing of Purchaser's Guarantor.

                  (iii) The Purchaser's Guarantor may withdraw any registration statement and abandon any proposed offering initiated by the Purchaser's Guarantor without the consent of any Holder of Subject Securities, notwithstanding the request of any such Holder to participate therein in accordance with this provision, if the Purchaser's Guarantor determines in its sole discretion that such action is in the best interests of the Purchaser's Guarantor and its stockholders (for this purpose, the interest of the Holders shall not be considered).

                                   ARTICLE XI
                                    DISPUTES

         11.1 Dispute Resolution. Any controversy, claim or dispute ("Dispute"), whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this section) arising out of or related to this Agreement (including any amendments or extensions), or the breach or termination thereof, shall be settled consultations between the Parties initiated upon the written notice of any Party. In the event of failure of such consultations to settle such Dispute in a manner acceptable to all Parties within thirty (30) days following such written notice, then such Dispute shall be settled by binding arbitration in accordance with this provision and the then current CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, to the exclusion of any provision of state law inconsistent therewith or which would produce a different result, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

         11.2     Place. The arbitration shall be held in New York, New York.

         11.3 Arbitrators. There shall be three (3) independent and impartial arbitrators of whom Sellers shall promptly appoint one (1), Purchaser shall promptly appoint one (1), and the third of which shall be appointed by the two (2) Party-appointed arbitrators in accordance with the arbitration rules. The arbitrators shall determine the Dispute of the Parties and render a final award in accordance with Section 11.1 hereof. The arbitrators shall set forth the reasons for the award in writing.

         11.4 Statute of Limitations. Any Dispute by a Party shall be time-barred if the asserting Party does not commence arbitration with respect to such Dispute within one (1) year after the cause of action accrues. All statutes of limitations and defenses based upon passage of time applicable to any Dispute of a defending Party (including any counterclaim or setoff) shall be tolled while the arbitration is pending.

         11.5 Discovery. The arbitrator shall order the Parties to promptly exchange copies of all exhibits and witness lists, and, if requested by a Party, to produce other relevant documents, to answer up to ten (10) interrogatories (including subparts), to respond to up to ten (10) requests for admissions (which shall be deemed admitted if not denied) and to produce for deposition and, if requested, at the hearing all witnesses that such Party has listed and up to four (4) other persons within such Party's control. Any additional discovery shall only occur by agreement of the Parties or as ordered by the arbitrators upon a finding of good cause.

         11.6 Costs. Each Party shall bear its own costs, expenses and attorneys' fees; provided that if court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses, and attorneys' fees in connection with such court proceeding.

         11.7     Breach.

                  (a) The Parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. In order to prevent such irreparable injury, the arbitrators shall have the power to grant temporary or permanent injunctive or other equitable relief. Prior to the appointment of the arbitrators a Party may, notwithstanding any other provision of this agreement, seek temporary injunctive relief from any court of competent jurisdiction; provided that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. Such court ordered relief shall not continue more than ten (10) days after the appointment of the arbitrator (or in any event for longer than sixty (60) days).

                  (b) Notwithstanding any other provisions of this Agreement to the contrary, upon any failure to Close the transactions contemplated herein due to Purchaser's Guarantor's or Purchaser's breach of their representations and warranties, due to the failure of Purchaser's Guarantor or Purchaser to perform hereunder or due to the failure for any reason to obtain the financing contemplated by the Financing Commitments, Purchaser shall pay to Sellers promptly (and in no event more than three Business days after receipt of Sellers' written notice) an amount equal to Thirty Million Dollars ($30,000,000.00), by way of liquidated damages and not as a penalty. Such amount shall be payable in cash by wire transfer to the Sellers' account and such amount will not be due and payable because of any failure or refusal by Sellers to exercise their rights to elect under Section 2.5 to accept shares of Guarantor Common Stock as part of the Purchase Price. Purchaser has provided to Sellers that certain standby irrevocable letter of credit in the amount of $30,000,000 issued by Fleet National Bank N.A. for a term at least until May 1, 2003, a copy of which is attached hereto as Exhibit K (the "Letter of Credit"). If Sellers are entitled to liquidated damages as provided herein, they shall give Purchaser and Purchaser's Guarantor written notice of such fact and a demand for payment thereof. If such amount of liquidated damages has not been paid to Sellers within three (3) days after Purchaser's receipt of Sellers' notice and demand, Sellers shall be entitled to draw on the Letter of Credit the full amount of the liquidated damages due hereunder.

                  (c) Notwithstanding any other provisions of this Agreement to the contrary, upon any failure to Close the transactions contemplated herein due to Sellers or Sellers' Guarantor's breach of their representations and warranties or their failure to perform hereunder and, within twelve (12) months from the date of this Agreement, Sellers shall have consummated a sale of the Assets to a third party or the outstanding securities of Sellers are acquired by a third party, Sellers shall pay to Purchaser promptly (and in no event more than three Business days after receipt of Purchaser's written notice) an amount equal to Twenty Million Dollars ($20,000,000.00), by way of liquidated damages and not as a penalty. Such amount shall be payable either in cash by wire transfer to the Purchaser's account.

         11.8 Consent to Jurisdiction. The Parties hereby consent to the non-exclusive jurisdiction of the state or federal courts of New York for the enforcement of any award rendered by the arbitrators.

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of New York without giving effect to the principles of conflicts of law thereof, except that the substantive law of Tennessee relating to the ownership of real property Assets located in Tennessee shall govern with respect to such ownership.

         12.2 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         12.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties hereto, their successors and assigns, any Indemnified Person, and, under certain circumstances, the Parties' Affiliates any right, remedy or claim under or by reason of this Agreement.

         12.4 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto and any documents referred to herein including, without limitation, the Confidentiality Agreement) and the Crack Spread Retained Interest Agreement constitute the entire agreement between the Parties, and supersedes any prior understandings, agreements, arrangements and representations between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         12.5 Notices. All notices, requests, demands, claims and other communications required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery (effective upon delivery), (b) facsimile transmission (effective on the next day after transmission), (c) recognized overnight delivery service (effective on the next day after delivery to the delivery service), or (d) registered or certified mail, return receipt requested and postage prepaid (effective on the third day after being so mailed), in each case addressed to the intended recipient as set forth below:

                If to Purchaser or Purchaser's Guarantor:

                       The Premcor Refining Group Inc.
                       1700 East Putnam Avenue, Suite 500
                       Old Greenwich, CT 06870
                       Facsimile:(203) 698-7920
                       Attention:General Counsel

                With a copy (which shall not constitute notice) to:

                       The Premcor Refining Group Inc.
                       1700 East Putnam Avenue, Suite 500
                       Old Greenwich, CT 06870
                       Facsimile:(203) 698-7909
                       Attention:Chief Operating Officer

                If to Sellers:

                       c/o The Williams Companies
                       One Williams Center
                       Tulsa, Oklahoma 74172
                       Attention:  Mark Wilson
                       Facsimile:  (918) 573-5540

                With a copy (which shall not constitute notice) to:

                       Conner & Winters, P.C.
                       3700 First Place Tower
                       15 East 5th Street
                       Tulsa, Oklahoma 74 103-4344
                       Attention:  Lynnwood R. Moore, Jr.
                       Facsimile:  (918) 586-8548

                       General Counsel
                       Williams Energy Services
                       One Williams Center, Suite 4100
                       Tulsa, Oklahoma 74172
                       Facsimile:  (918) 573-6928

Any Party may change its address(es) for receiving notices by giving written notice of such change to the other Party in accordance with this Section 12.5.

         12.6 Amendment. This Agreement may be amended by the Parties at any time only by a written instrument signed on behalf of each of the Parties.

         12.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         12.8 Waivers. The Parties may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, or (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of either Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by either Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

         12.9 Execution. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute but one and the same agreement. This Agreement may be duly delivered by one Party by its transmission of a facsimile signature page of this Agreement.

[The balance of this page has been left intentionally blank, with signatures on next page]

6.19     Consents to Assignment.

         (a) Prior to Closing, Sellers agree to use reasonable business efforts to obtain all consents to assignment of the Contracts, the Leases and Easements and the Permits that are required to be obtained under this Agreement, even though failure to obtain certain of the consents is not a condition precedent to the Closing, except as provided for herein; provided, that neither Party shall be obligated to make payments or incur obligations to third parties or governmental agencies to obtain such consents except to pay such Party's reasonable expenses or to pay normal fees to governmental agencies.

         (b) To the extent that any Contracts, Leases and Easements or Permits that would otherwise be assigned under this Agreement are not capable of being assigned, transferred, subleased or sublicensed without the consent of, or waiver by, any other party thereto or any other Person, or if such assignment, transfer, sublease or sublicense or attempted assignment, transfer, sublease or sublicense would constitute a breach thereof or a violation of any Applicable Law, this Agreement shall not constitute an assignment, transfer, sublease or sublicense, or an attempted assignment, transfer, sublease or sublicense of any such Contract, Lease or Easement or Permit. For a period of one hundred and twenty (120) days after Closing, Sellers shall continue to use their reasonable efforts to obtain a consent to an assignment from Sellers to Purchaser of each Contract, each of the Leases and Easements and Permits that, but for the first sentence of this Section, would be assigned; provided, however, that Sellers shall not be required to pay any consideration or suffer any financial disadvantages to obtain such assignment.

Signature page to that certain Asset Purchase and Sale Agreement between Williams Refining & Marketing, L.L.C., Williams Generating Memphis, L.L.C., Williams Memphis Terminal, Inc., Williams Petroleum Pipeline Systems, Inc. and Williams Mid-South Pipelines, LLC (Sellers), The Williams Companies, Inc. (Sellers' Guarantor) and Premcor Refining Group, Inc. (Purchaser) and Premcor Inc. (Purchaser's Guarantor)

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

         "Purchaser"                   "Sellers"

         The Premcor Refining Group,   Williams Refining & Marketing, L.L.C.
         Inc.
         By: /s/ Michael Gayda           By: /s/ Randy M. Newcomer
           Name: Michael Gayda             Name: Randy M. Newcomer
           Title: Senior V.P.              Title: President

                                       Williams Generating Memphis, L,L.C.
         "Purchaser's Guarantor"

         Premcor Inc.                    By: /s/ Randy M. Newcomer
                                           Name: Randy M. Newcomer
         By: /s/ Michael Gayda             Title: President
           Name: Michael Gayda
           Title: Senior V.P. and      Williams Memphis Terminal, Inc.
                  General Counsel
                                         By: /s/ Randy M. Newcomer
                                           Name: Randy M. Newcomer
                                           Title: President

                                       Williams Petroleum Pipeline Systems, Inc.

                                         By: /s/ Randy M. Newcomer
                                           Name: Randy M. Newcomer
                                           Title: Vice President
         "Sellers' Guarantor"

         The Williams Companies, Inc.  Williams Mid-South Pipeline, LLC

         By: /s/ Phillip D. Wright       By: /s/ Randy M. Newcomer
           Name: Phillip D. Wright         Name: Phillip D. Wright
           Title: Chief Restructuring      Title: President
                  Officer

                                 FIRST AMENDMENT
                                       TO
                        ASSET PURCHASE AND SALE AGREEMENT

                                     between

                     WILLIAMS REFINING & MARKETING, L.L.C.,
                      WILLIAMS GENERATING MEMPHIS, L.L.C.,
                        WILLIAMS MEMPHIS TERMINAL, INC.,
                    WILLIAMS PETROLEUM PIPELINE SYSTEMS, INC.
                                       AND
                        WILLIAMS MID-SOUTH PIPELINES, LLC

                                     Sellers

                                       and

                          THE WILLIAMS COMPANIES, INC.

                               Sellers' Guarantor

                                       and

                        THE PREMCOR REFINING GROUP, INC.

                                    Purchaser

                                       and

                                  PREMCOR INC.

                              Purchaser's Guarantor

         This First Amendment is made effective as of January 16, 2003 by and among the Sellers, Sellers' Guarantor, the Purchaser and Purchaser's Guarantor (the "Parties").

                                    RECITALS

         A. The Parties made and entered into that certain Asset Purchase and Sale Agreement as of the 25th day of November, 2002 (the "Asset PSA").

         B. The Parties now desire to amend the Asset PSA as set forth herein.

         In consideration of the matters set forth herein, the Parties agree that the Asset PSA is hereby amended in the following particulars:

         1. Exhibit H - Financing Commitments. First Amended Exhibit H is attached hereto. It replaces and supersedes Exhibit H to the Asset PSA. Pursuant to Section 5.1(i) of the Asset PSA, First Amended Exhibit H incorporates copies of the Purchaser's financing commitment letters from Blackstone Management Associates III, Occidental C.O.B. Partners, Thomas D. O'Malley, Morgan Stanley Senior Funding, Inc. and Morgan Stanley Capital Group Inc

         2. Schedules 6.2(m) and 6.2(n). First Amended Schedules 6.2(m) and 6.2(n) are attached hereto and replace and supersede Schedules 6.2(m) and 6.2(n) to the Asset PSA.

         3. Sellers Closing Obligations. The first phrase of Section 3.2(a) is amended to read as follows: "Sellers shall deliver to Purchaser or to Purchaser's Affiliates or designees (as specified in writing at least three (3) business days prior to Closing):"

        [THE BALANCE OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK, WITH
                     SIGNATURES APPEARING ON THE NEXT PAGE]

Signature Signature page to that certain First Amendment to Asset Purchase and Sale Agreement between Williams Refining & Marketing, L.L.C., Williams Generating Memphis, L.L.C., Williams Memphis Terminal, Inc., Williams Petroleum Pipeline Systems, Inc. and Williams Mid-South Pipelines, LLC (Sellers), The Williams Companies, Inc. (Sellers' Guarantor) and Premcor Refining Group, Inc. (Purchaser) and Premcor Inc. (Purchaser's Guarantor)

         IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed by their duly authorized representatives as of the date first above written.

"Purchaser"                            "Sellers"

The Premcor Refining Group, Inc.       Williams Refining & Marketing, L.L.C.

By: /s/ Michael Gayda                    By: /s/ Randy M. Newcomer
  Name: Michael Gayda                     Name: Randy M. Newcomer
  Title: Senior V.P.                      Title: President

                                       Williams Generating Memphis, L,L.C.
"Purchaser's Guarantor"

Premcor Inc.                             By: /s/ Randy M. Newcomer
                                          Name: Randy M. Newcomer
By: /s/ Michael Gayda                     Title: President
  Name: Michael Gayda
  Title: Senior V.P. and General       Williams Memphis Terminal, Inc.
         Counsel
                                         By: /s/ Randy M. Newcomer
                                          Name: Randy M. Newcomer
                                          Title: President

                                       Williams Petroleum Pipeline Systems, Inc.

                                         By: /s/ Randy M. Newcomer
                                          Name: Randy M. Newcomer
                                          Title: Vice President
"Sellers' Guarantor"

The Williams Companies, Inc.           Williams Mid-South Pipeline, LLC

By: /s/ Phillip D. Wright                By: /s/ Randy M. Newcomer
  Name: Phillip D. Wright                 Name: Phillip D. Wright
  Title: Chief Restructuring Officer      Title: President

                                SECOND AMENDMENT
                                       TO
                        ASSET PURCHASE AND SALE AGREEMENT

                                     between

                     WILLIAMS REFINING & MARKETING, L.L.C.,
                      WILLIAMS GENERATING MEMPHIS, L.L.C.,
                        WILLIAMS MEMPHIS TERMINAL, INC.,
                    WILLIAMS PETROLEUM PIPELINE SYSTEMS, INC.
                                       AND
                        WILLIAMS MID-SOUTH PIPELINES, LLC

                                     Sellers

                                       and

                          THE WILLIAMS COMPANTES, INC.

                               Sellers' Guarantor

                                       and

                         THE PREMCOR REFINING GROUP INC.

                                    Purchaser

                                       and

                                  PREMCOR INC.

                              Purchaser's Guarantor

         This Second Amendment is made effective as of February 28, 2003 by and among the Sellers, Sellers' Guarantor, the Purchaser and Purchaser's Guarantor (the "Parties").

                                    RECITALS

         A. The Parties made and entered into that certain Asset Purchase and Sale Agreement as of the 25th day of November 2002 and amended that agreement pursuant to a First Amendment to Asset Purchase and Sale Agreement effective as of January 16, 2003 (such Asset Purchase and Sale Agreement, as amended, being hereinafter referred to as the "Asset PSA").

         B. The Parties now desire to further amend the Asset PSA as set forth herein.

         In consideration of the matters set forth herein, the Parties agree that the Asset PSA is hereby amended in the following particulars:

          Capitalized terms used herein shall have the same meaning as the defined terms in the Asset PSA.

         1. Crude Oil Acquired for March 2003 Deliveries. (a) Domestic Crude. With respect to domestic barrels of crude oil for which Williams Refining & Marketing, L.L.C. ("Seller") has entered into contracts with third parties for deliveries into Capline pipeline during the month of March, 2003 (as those barrels are described in Exhibits "A" and "B" hereto), the Parties agree that such barrels will be purchased by Purchaser and sold by Seller pursuant to the contracts attached hereto as Exhibits "A" and "B". Purchaser agrees to provide credit support for such contracts consisting of an irrevocable standby letter of credit in the amount of approximately $75 million and in the form attached hereto as Exhibit "C".

         (b) Foreign Crude. With respect to foreign barrels of crude for which Seller has entered into contracts with third parties and with Purchaser for deliveries into Capline pipeline during the month of March 2003 (under which such contracts Seller has neither prepaid for the crude nor acquired title thereto prior to the Effective Time), the Parties agree as follows: (i) If such Seller contracts are assignable (including those for which any necessary prior consent has been obtained from the third party), such contracts (and all rights and obligations arising thereunder) will be assigned to and assumed by Purchaser upon the Closing; (ii) Such contracts for foreign crude (if any) that are not assignable will be covered by a back-to-back contract which Seller and Purchaser shall enter at Closing containing terms, including price terms, that mirror, in all substantive respects, the terms and conditions of the Seller contract applicable to that crude, with the exception that Purchaser will be obligated to make payment for such barrels in accordance with the payment terms under Seller's contract for such crude but no earlier than at the time that title to such barrels transfers to Purchaser via delivery of such barrels into Capline pipeline for Purchaser's account. Purchaser further agrees, however, to provide credit support for such contracts by, at Purchaser's option, (x) prepaying funds to Seller directly or (y) providing an irrevocable standby letter of credit in the form hereto as Exhibit C to cover each foreign contract at least two business days prior to delivery into Capline pipeline for Purchaser's account. Promptly upon receipt of Seller's invoice (and reasonable documentation of such shipment for Purchaser's account), but in no event later than the first business day following the receipt of such invoice, Purchaser shall make payment for the applicable volumes of crude in accordance with such invoice via wire transfer to Seller's account in accordance with the instructions provided by Seller.

         (c) True-up. With respect to volumes of crude delivered under (a) above, the later of forty (40) days after Closing or the date the final reconciliation between Williams and its domestic crude oil suppliers have occurred, the Parties will true up for volume by grade, price and any other adjustments allowed under the contract, all amounts paid. With respect to volumes of crude delivered under (b)(ii) above within forty (40) days after Closing, the Parties will true-up for volume by grade, price and any other adjustments available under the contracts, all amounts paid. Any payment required to be made pursuant to such true up shall be made by wire transfer no later than five (5) days after such true up.

         (d) Schedule 2.4(a). The Parties agree that Schedule 2.4(a) is hereby amended to provide that the "pricing days" for valuing the Williams Feedstock Inventory and the Williams Product

Inventory will be the day of Closing and the first four (4) consecutive business days immediately following the Closing Date. Each such business day used for pricing must be one for which the applicable publication referenced in Schedule 2.4(a) publishes a price quotation and the New York Mercantile Exchange ("NYMEX") is open for normal business and normal hours of business. In no event will a business day be used as a pricing day if the applicable marker price referenced in Schedule 2.4(a) of the PSA is not published on that date or the NYMIEX is not open for normal business and normal hours of business. The Parties agree that the pricing of the Williams Feedstock Inventory and the Williams Product Inventory must be completed within a fifteen (15) consecutive business day pricing period immediately following Closing. If, during the fifteen (15) day consecutive business days immediately following Closing there are at least three (3) pricing days, the Parties agree to use the average of the pricing days achieved to value the Inventory. If, during the fifteen (15.) consecutive business days immediately following Closing, there are not at least three (3) pricing days, the Parties agree that the determination of the fair market values of the Inventory will be resolved pursuant to the provisions of the Dispute Resolution provisions of Article XI of the Asset PSA.

         2. Oracle Licenses. With respect to Oracle licenses that are used at the Assets, Sellers have provided notice to Purchaser of Sellers' election under Section 6.15 of the Asset PSA to retain such Oracle licenses. The Parties hereby agree that Sellers are to refrain from all efforts to obtain replacement Oracle licenses for Purchasers without further written direction from Purchaser pursuant to the terms of the Asset PSA.

         3. Exchange Balances. The definition of "Williams Product Inventory" is hereby amended to exclude any exchange imbalances. Purchaser and Sellers agree that Sellers will cash settle all exchange balances for the periods prior to the Closing Date so that the exchange agreements assigned to Purchaser at Closing will have -0- balances.

         4. Forward Hedges of Heating Oil. Purchaser and Sellers agree that Sellers will cash settle the corresponding NYMEX long future hedges associated with the remaining firm price distillate sales that are described in pages 10-12 of Schedule 4.5 of the PSA in which the Sellers have not delivered the contracts and which the Purchaser will assume the delivery obligations of the contracts. Such cash settlement will be determined as set forth in the "Cash Settlement of Outstanding Futures" schedule attached hereto (which assumes a Closing Date of Monday, March 3, 2003). If, on Closing Date, the price of NYMEX heating oil contracts are greater than the price of the corresponding April and May NYMEX heating oil contracts described in pages 10-12 of Schedule 4.5 of the PSA, the total value difference shall be applied at Closing to decrease the Final Inventory Amounts. If, on the Closing Date, the price of NYMEX heating oil contracts are less than the price of the corresponding April and May NYMEX heating oil contracts described in pages 10-12 of Schedule 4.5 of the PSA, the total value difference shall be applied at Closing to increase the Final Inventory Amounts.

         5. Peaking Power Plant. The Parties agree that there will be a separate Closing for the transfer of Sellers' interest in Williams Generating Memphis, L.L.C. and Williams Power Marketing, LLC in recognition of the need for prior FERC approval before the ownership of Williams Generating Memphis, L.L.C. may be transferred to Purchaser. Such Closing shall occur within five (5) calendar days following the day that public notice of such transfer approval by FERC has been given. Such separate Closing will not reduce or affect the Closing Purchase Price required to be paid under Section 2.2(b) of the Asset PSA. Sellers will provide Purchaser with the economic benefit of Williams Generating Memphis, LLC and Williams Power Marketing until such separate Closing. Sellers and Purchaser agree that the Assets owned by Williams Generating Memphis, L.L.C. and Williams Power Marketing, LLC shall be governed by such representations, warranties, covenants, agreements and indemnities as may apply (and to the extent of such application) under the Asset PSA to the same extent as if such Assets were to be transferred to Purchaser instead of the transfer of the ownership interest to Purchaser of Williams Generating Memphis, L.L.C. and Williams Power Marketing, LLC. Such separate Closing shall not constitute a waiver or forfeiture of any rights and remedies that Purchaser may have under the terms of the Asset PSA.

         6. Schedule 4.13(a) - Description of Real Property. Schedule 4.13(a) is hereby superseded and replaced in its entirety by the attached First Amended Schedule 4.13(a).

         7. 330,000 Barrel Storage Tank at St. James. The Parties hereby confirm the provisions of Sections 6.19 and 7.2(d) of the Asset PSA with respect to the referenced storage tank and the related surface lease and pipeline servitude and tank operating agreements. If the necessary consents for Sellers' transfer of the tank and the related tank operating agreement and surface lease and pipeline servitude agreement have not been obtained before Closing, Sellers will provide Purchaser with the economic benefit of such tankage and such agreements until such consents are obtained. Unless otherwise agreed, such economic benefit will be on a pass-through basis, with such costs as are actually incurred in connection with the ownership of the tank and pursuant to the terms of the lease and tank operating agreement. In the event that any of the provisions of the underlying land lease or tank operating agreement are proposed to be changed, Sellers shall review the proposed changes with Purchaser with Sellers first obtaining Purchasers consent to any increase in costs or change in a material term. At Closing, the Parties will execute an agreement that is consistent with the foregoing and it substantially in the form attached hereto as Exhibit "D."

         8. Form of Special Warranty Deed. The form of special warranty deed (Exhibit B to the Asset PSA) upon which the Parties have agreed is attached hereto as Exhibit "E".

         9. Section 6.2(m). Section 6.2(m) of the Asset PSA concerns the maintenance and capital projects described in Schedule 6.2(m) and the Parties have entered into a separate Low Sulfur Gasoline Project Agreement. The Parties recognize that certain of these maintenance and capital project matters, as reflected on Exhibit "F' hereto, will not have been completed at the time of Closing and do hereby agree to resolve and settle all of those matters through the payment to Purchaser, via Purchase Price adjustment at Closing, of the sum of $41,048.00 as calculated on Exhibit "F." Purchaser agrees that, subject to such Purchase Price adjustment being made at Closing and Sellers' payments of invoices attributable to the period prior to Closing, Sellers have fully performed and satisfied their obligations under Section 6.2(m) and Sellers agree that Purchaser has fully performed and satisfied its obligations under the Low Sulfur Gasoline Project Agreement up to and including the Closing Date.

         10. Casualty/Unfinished Items. Exhibit "G" hereto sets forth the following five items ("Items"): Two casualty incidents at the Memphis refinery which occurred after November 25, 2002 (Items 1 and 2), one unfinished project involving removal and disposition of tank waste (Item 3), and two real property matters (Items 4 and 5). Because repairs and actions related to these items will not be completed until after the Closing, the Parties have agreed to escrow specified amounts for each Item, the sum of which equals $2.7 million, pursuant to the escrow agreement attached hereto as Exhibit "G-1." The Parties agree to handle these Items as follows:

                  (a) Items 1, 2 and 5. The Parties shall endeavor in good faith to agree upon commercially reasonable approaches (including the cost thereof) to repairing or completing each one of these Items. If the Parties are unable to reach such agreement on any one or more of these Items, such disagreement(s) will be resolved pursuant to the Dispute Resolution provisions of Article XI. The agreed-upon repair or completion approach shall be conducted or managed by the Purchaser who shall provide prompt notice to Sellers of completion, including detail cost support for the repairs and other actions taken. When an Item has been repaired or completed pursuant to the Parties' agreed-upon repair or completion approach, any escrowed amounts attributable to that Item over and above the actual repair or completion cost shall be promptly released to Sellers.

                  (b) Items 3 and 4. Sellers shall, in satisfaction of Item 3, ship and dispose of the 25 roll-off boxes currently located at the Memphis refinery resulting from completion of the asphalt tank cleaning project. Purchaser will provide Sellers with reasonable assistance in effectuating such shipment from the refinery premises. When Sellers have completed such shipment, the escrowed amount applicable to Item 3 will be promptly paid to Sellers. Item 4 concerns the Capline Connection Agreement, dated August 6, 1984, between the Capline Owners and Mid-America Pipeline Company (the "Connection Agreement"), the Pipeline and Meter Station Easement, dated February 14, 1985, between Shell Pipe Line Corporation and Mid-America Pipeline Company (the "Easement"), 18 pipeline easements located along the Collierville pipeline that are to be transferred to The Premcor Pipeline Company (the "Pipeline Easements"), and the Surface Lease and Pipeline Servitude and the Tank Operating Agreement, both dated December 1, 1996, between Shell Pipe Line Corp. and Mapco Petroleum Inc., now known as Williams Express, Inc. (the "Capline Agreements"). With respect to the Pipeline Easements, the Easement, the Connection Agreement and the Capline Agreements, Sellers will use their best efforts to cause such agreements or other easements, contracts or property interests providing substantially similar benefits to vest in The Premcor Pipeline Company. Upon completion of Item 4, the monies remaining in escrow with respect to such item will be promptly paid to Sellers.

                  (c) Limitations on Liability. Sellers shall have no liability to Purchaser in connection with any one of Items 1, 2 or 3 over and above the amount allocated thereto in accordance with Exhibit "G". The amounts allocated on Exhibit "G" with respect to Items 4 and 5 are good faith estimates by the Parties of the maximum amounts that will have to be expended to accomplish Items 4 and 5 in a commercially reasonable fashion. Except as provided for in this Second Amendment, for the respective escrow amounts allocated to these Items on Exhibit "G," this paragraph 10 of this Second Amendment does not create rights or remedies over and above any that may already exist under the Asset PSA; nor does this Second Amendment limit or impair any such rights or remedies that may exist under the terms of the Asset PSA upon Closing.

         11. Inventory Estimate Adjustment. The parties agree to reduce the Inventory Estimate of $167,660,020.74 provided by Sellers to Purchaser on February 24, 2003 by the amount of $22,862,500 in order to exclude from Inventory a Saharan Blend crude oil cargo that will now be arriving after the Effective Time. The adjusted Inventory Estimate is therefore $144,797,520.74.

         13. Off-Spec Propylene/Propane Product. Purchaser agrees to buy and Seller agrees to sell approximately 20 full rail cars of off-spec propylene/propane mix product located on Real Property on the Closing Date. The Parties agree that the price for this product shall be determined in accordance with the method of determination in Schedule 2.4(a) of the Asset PSA for propylene/propane mix minus 7 cents per gallon. The value of this product shall be included in the Final Inventory Amount and shall be subject to the Inventory adjustment and dispute resolution procedures of Section 2.4 of the Asset PSA.

         14. Revised Schedules. Schedule 4.3(a) is hereby superseded and replaced in its entirety by the attached First Amended Schedule 4.3(a). Schedule 4.6(a) is hereby superseded and replaced in its entirety by the attached First Amended Schedule 4.6(a). Schedule 4.6(b) is hereby superseded and replaced in its entirety by the attached First Amended Schedule 4.6(b). Schedule 4.6(c) is hereby superseded and replaced in its entirety by the attached First Amended
Schedule 4.6(c).

         15. Brent vs. WTI Differential for Inventory Valuation. The parties agree that Brent crude oil included in Inventory shall be priced at the NYMEX WTI price minus $0.50 per barrel at St. James. The Brent price at any other location shall be adjusted with the applicable transportation differential as specified in the Asset PSA.

         16. Closing/Effective Time. The parties agree that the Effective Time of the Closing shall be 12:01 A.M. CST on March 3, 2003.

        [THE BALANCE OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK, WITH
                     SIGNATURES APPEARING ON THE NEXT PAGE]

Signature page to that certain Second Amendment to Asset Purchase and Sale Agreement between Williams Refining & Marketing, L.L.C., Williams Generating Memphis, L.L.C., Williams Memphis Terminal, Inc., Williams Petroleum Pipeline Systems, Inc. and Williams Mid-South Pipelines, LLC (Sellers), The Williams Companies, Inc. (Sellers' Guarantor) and Premcor Refining Group, Inc. (Purchaser) and Premcor Inc. (Purchaser's Guarantor)

         IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be executed by their duly authorized representatives as of the date first above written.

         "Purchaser"                   "Sellers"

         The Premcor Refining Group,   Williams Refining & Marketing, L.L.C.
         Inc.
         By: /s/ Michael Gayda          By: /s/ Randy M. Newcomer
           Name: Michael Gayda           Name: Randy M. Newcomer
           Title: Senior V.P.            Title: President

                                       Williams Generating Memphis, L,L.C.
         "Purchaser's Guarantor"

         Premcor Inc.                   By: /s/ Randy M. Newcomer
                                         Name: Randy M. Newcomer
         By: /s/ Michael Gayda          Title: President
           Name: Michael Gayda
           Title: Senior V.P.          Williams Memphis Terminal, Inc.

                                        By: /s/ Randy M. Newcomer
                                         Name: Randy M. Newcomer
                                         Title: President

                                       Williams Petroleum Pipeline Systems, Inc.

                                        By: /s/ Randy M. Newcomer
                                         Name: Randy M. Newcomer
                                         Title: Vice President
         "Sellers' Guarantor"

         The Williams Companies, Inc.  Williams Mid-South Pipeline, LLC

         By: /s/ Mark W. Husband        By: /s/ Randy M. Newcomer
           Name:                         Name: Phillip D. Wright
           Title:                        Title: President